Exhibit 99.1

PART II

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Qorvo, Inc.:

We have audited the accompanying consolidated balance sheets of Qorvo, Inc. and subsidiaries (the Company) as of April 2, 2016 and March 28, 2015, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the two-year period ended April 2, 2016. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Qorvo, Inc. and subsidiaries as of April 2, 2016 and March 28, 2015, and the results of their operations and their cash flows for each of the years in the two-year period ended April 2, 2016, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Qorvo, Inc.’s internal control over financial reporting as of April 2, 2016, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated May 31, 2016 expressed an adverse opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP

Greensboro, North Carolina
May 31, 2016, except for Note 17 which is as of July 20, 2016

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of
Qorvo, Inc. and Subsidiaries

We have audited the accompanying consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows of RF Micro Devices, Inc. and Subsidiaries (or the “Company”) for the fiscal year ended March 29, 2014. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of RF Micro Devices, Inc. and Subsidiaries’ operations and their cash flows for the year ended March 29, 2014, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Charlotte, North Carolina
May 21, 2014,
except for the effect of the reverse
stock split described in Note 12 and
the segment presentation in Note 15,
as to which the date is May 27, 2015,
and except for the consolidating financial
information in Note 17, as to which the
date is July 20, 2016

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Qorvo, Inc.:

We have audited Qorvo, Inc.’s internal control over financial reporting as of April 2, 2016, based on criteria established in Internal Control ‑ Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Qorvo, Inc.'s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Assessment of Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. A material weakness related to insufficient complement of knowledgeable tax and accounting personnel; an ineffective risk assessment process to assess the changes in the regulatory environment, the organization and personnel impacting the Company’s financial reporting of income taxes; and ineffective process level controls and monitoring activities over the completeness, existence, accuracy, valuation and presentation of the income tax provision, including deferred tax assets, valuation allowances, and tax uncertainties has been identified and included in management’s assessment. We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Qorvo, Inc. and subsidiaries as of April 2, 2016 and March 28, 2015, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the two-year period ended April 2, 2016. This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2016 consolidated financial statements, and this report does not affect our report dated May 31, 2016, which expressed an unqualified opinion on those consolidated financial statements.

In our opinion, because of the effect of the aforementioned material weakness on the achievement of the objectives of the control criteria, Qorvo, Inc. has not maintained effective internal control over financial reporting as of April 2, 2016, based on criteria established in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We do not express an opinion or any other form of assurance on management’s statements referring to corrective actions taken after April 2, 2016, relative to the aforementioned material weakness in internal control over financial reporting.

/s/ KPMG LLP

Greensboro, North Carolina
May 31, 2016

Qorvo, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands)

	April 2, 2016	March 28, 2015
ASSETS
Current assets:
Cash and cash equivalents (Note 3)	$425,881	$299,814
Short-term investments (Notes 1 & 3)	186,808	244,830
Accounts receivable, less allowance of $143 and $539 as of April 2, 2016 and March 28, 2015, respectively	316,356	353,830
Inventories (Notes 1 & 4)	427,551	346,900
Prepaid expenses	63,850	52,169
Other receivables (Note 1)	47,380	25,816
Deferred tax assets (Notes 1 & 11)	—	150,208
Other current assets (Notes 1 & 8)	41,384	26,538
Total current assets	1,509,210	1,500,105
Property and equipment:
Land	25,255	25,326
Building and leasehold improvements	337,875	253,224
Machinery and equipment	1,188,310	919,651
Furniture and fixtures	13,884	12,951
Computer equipment and software	51,641	45,807
	1,616,965	1,256,959
Less accumulated depreciation	(751,898)	(609,576)
	865,067	647,383
Construction in progress	181,821	235,988
Total property and equipment, net	1,046,888	883,371
Goodwill (Notes 1, 5 & 6)	2,135,697	2,140,586
Intangible assets, net (Notes 1, 5 & 6)	1,812,515	2,307,229
Long-term investments (Notes 1 & 3)	26,050	4,083
Other non-current assets (Notes 8 & 11)	66,459	57,005
Total assets	$6,596,819	$6,892,379
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$205,364	$182,468
Accrued liabilities (Notes 8, 9, & 10)	137,889	131,871
Other current liabilities (Note 11)	30,548	10,971
Total current liabilities	373,801	325,310
Long-term debt (Note 7)	988,130	—
Deferred tax liabilities (Note 11)	152,160	310,189
Other long-term liabilities (Notes 8, 9, 10 & 11)	83,056	83,720
Total liabilities	1,597,147	719,219
Commitments and contingent liabilities (Note 9)
Stockholders’ equity:
Preferred stock, $.0001 par value; 5,000 shares authorized; no shares issued and outstanding	—	—
Common stock and additional paid-in capital, $.0001 par value; 405,000 shares authorized; 127,386 and 149,059 shares issued and outstanding at April 2, 2016 and March 28, 2015, respectively	5,442,613	6,584,247
Accumulated other comprehensive loss, net of tax	(3,133)	(124)
Accumulated deficit	(439,808)	(410,963)
Total stockholders’ equity	4,999,672	6,173,160
Total liabilities and stockholders’ equity	$6,596,819	$6,892,379
See accompanying notes.

Qorvo, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)

	Fiscal Year
	2016	2015	2014

Revenue	$2,610,726	$1,710,966	$1,148,231
Cost of goods sold (Note 6)	1,561,173	1,021,658	743,304
Gross profit	1,049,553	689,308	404,927

Operating expenses:
Research and development	448,763	257,494	197,269
Marketing and selling (Note 6)	420,467	164,657	74,672
General and administrative	113,632	85,229	76,732
Other operating expense (Notes 5, 6 & 10)	54,723	59,462	28,913
Total operating expenses	1,037,585	566,842	377,586
Income from operations	11,968	122,466	27,341

Interest expense (Note 7)	(23,316)	(1,421)	(5,983)
Interest income	2,068	450	179
Other income (expense)	6,418	(254)	2,336
(Loss) income before income taxes	$(2,862)	$121,241	$23,873

Income tax (expense) benefit (Note 11)	(25,983)	75,062	(11,231)
Net (loss) income	$(28,845)	$196,303	$12,642

Net (loss) income per share (Note 12):
Basic	$(0.20)	$2.17	$0.18
Diluted	$(0.20)	$2.11	$0.18

Weighted average shares of common stock outstanding (Note 12):
Basic	141,937	90,477	70,499
Diluted	141,937	93,211	72,019

See accompanying notes.

Qorvo, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income (Loss)
(In thousands)

	Fiscal Year
	2016	2015	2014
Net (loss) income	$(28,845)	$196,303	$12,642
Other comprehensive (loss) income:
Unrealized gain on marketable securities, net of tax	742	3,920	3
Change in pension liability, net of tax	1,153	(2,894)	(348)
Foreign currency translation adjustment, including intra-entity foreign currency transactions that are of a long-term-investment nature	(89)	(392)	55
Reclassification adjustments, net of tax:
Recognized gain on marketable securities	(4,994)	—	—
Amortization of pension actuarial loss	179	27	3
Other comprehensive (loss) income	(3,009)	661	(287)
Total comprehensive (loss) income	$(31,854)	$196,964	$12,355

See accompanying notes.

Qorvo, Inc. and Subsidiaries
Consolidated Statements of Stockholders’ Equity
(In thousands)

			Accumulated
			Other
	Common Stock		Comprehensive	Accumulated
	Shares	Amount	(Loss) Income	Deficit	Total
Balance, March 30, 2013	70,040	$1,259,420	$(498)	$(619,908)	$639,014
Net income	—	—	—	12,642	12,642
Other comprehensive loss	—	—	(287)	—	(287)
Exercise of stock options and vesting of restricted stock units, net of shares withheld for employee taxes	1,562	3,326	—	—	3,326
Issuance of common stock in connection with employee stock purchase plan	247	4,617	—	—	4,617
Repurchase of common stock, including transaction costs	(634)	(12,780)	—	—	(12,780)
Stock-based compensation expense	—	29,819	—	—	29,819
Balance, March 29, 2014	71,215	$1,284,402	$(785)	$(607,266)	$676,351
Net income	—	—	—	196,303	196,303
Other comprehensive income	—	—	661	—	661
Exercise of stock options and vesting of restricted stock units, net of shares withheld for employee taxes	3,199	5,167	—	—	5,167
Issuance of common stock for Business Combination	75,306	5,254,367	—	—	5,254,367
Issuance of common stock in connection with employee stock purchase plan	98	2,730	—	—	2,730
Tax benefit from exercised stock options	—	9,834	—	—	9,834
Repurchase of common stock, including transaction costs	(759)	(50,874)	—	—	(50,874)
Stock-based compensation expense	—	78,621	—	—	78,621
Balance, March 28, 2015	149,059	$6,584,247	$(124)	$(410,963)	$6,173,160
Net loss	—	—	—	(28,845)	(28,845)
Other comprehensive loss	—	—	(3,009)	—	(3,009)
Exercise of stock options and vesting of restricted stock units, net of shares withheld for employee taxes	2,156	4,406	—	—	4,406
Issuance of common stock in connection with employee stock purchase plan	429	17,967	—	—	17,967
Tax benefit from exercised stock options	—	636	—	—	636
Repurchase of common stock, including transaction costs	(24,258)	(1,300,009)	—	—	(1,300,009)
Stock-based compensation expense	—	135,366	—	—	135,366
Balance, April 2, 2016	127,386	$5,442,613	$(3,133)	$(439,808)	$4,999,672

See accompanying notes.

Qorvo, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)

	Fiscal Year
	2016	2015	2014
Cash flows from operating activities:
Net (loss) income	$(28,845)	$196,303	$12,642
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	180,362	74,239	45,698
Intangible assets amortization (Note 6)	494,589	142,749	28,638
Non-cash interest expense and amortization of debt issuance costs	112	843	5,101
Investment discount amortization, net	9	4	(40)
Excess tax benefit from exercises of stock options	(935)	(13,993)	(50)
Deferred income taxes	(12,189)	(109,970)	441
Foreign currency adjustments	1,705	(242)	(507)
Loss on impairment of intangible assets (Note 6)	—	—	11,300
(Income) loss on investments and other assets, net	(4,705)	8,986	1,038
Stock-based compensation expense	139,516	64,941	29,901
Changes in operating assets and liabilities:
Accounts receivable, net	36,682	(30,369)	6,160
Inventories	(84,116)	10,423	35,266
Prepaid expenses and other current and non-current assets	(28,871)	(26,384)	(1,543)
Accounts payable	(461)	(30,107)	(43,393)
Accrued liabilities	3,862	(3,884)	4,825
Income tax payable/(recoverable)	4,300	12,704	(4,653)
Other liabilities	(13,088)	9,381	25
Net cash provided by operating activities	687,927	305,624	130,849
Investing activities:
Purchase of available-for-sale securities	(340,527)	(387,734)	(125,037)
Proceeds from maturities of available-for-sale securities	390,009	261,185	130,999
Purchase of investments	(25,000)	—	—
Proceeds from the sale of investments	11,575	297	2,586
Purchase of business, net of cash acquired	—	224,324	—
Proceeds from the sale of business	—	1,500	—
Purchase of intangibles	—	(1,100)	(1,327)
Purchase of property and equipment	(315,624)	(169,862)	(66,753)
Proceeds from sale of property and equipment	853	7,448	2,499
Net cash used in investing activities	(278,714)	(63,942)	(57,033)
Financing activities:
Proceeds from debt issuances	1,175,000	—	—
Payment of debt	(175,000)	(87,503)	—
Excess tax benefit from exercises of stock options	935	13,993	50
Debt issuance costs	(13,588)	(36)	(122)
Proceeds from the issuance of common stock	51,875	46,072	17,480
Repurchase of common stock, including transaction costs	(1,300,009)	(50,874)	(12,780)
Tax withholding paid on behalf of employees for restricted stock units	(22,168)	(34,250)	(9,113)
Restricted cash associated with financing activities	131	—	—
Other financing	(28)	(300)	240
Net cash used in financing activities	(282,852)	(112,898)	(4,245)
Effect of exchange rate changes on cash	(294)	(868)	665
Net increase in cash and cash equivalents	126,067	127,916	70,236
Cash and cash equivalents at the beginning of the period	299,814	171,898	101,662
Cash and cash equivalents at the end of the period	$425,881	$299,814	$171,898
Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$2,164	$930	$1,205
Cash paid during the year for income taxes	$34,942	$34,590	$15,350
Non-cash investing and financing information:
Capital expenditure adjustments included in liabilities	$33,548	$9,346	$—
Fair value of equity consideration related to Business Combination (Note 5)	$—	$5,254,367	$—
See accompanying notes.

Qorvo, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
April 2, 2016

1.	THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES

On February 22, 2014, RF Micro Devices, Inc. ("RFMD" and referred to herein as the "Company" prior to January 1, 2015) and TriQuint Semiconductor, Inc. ("TriQuint") entered into an Agreement and Plan of Merger and Reorganization (as subsequently amended on July 15, 2014, the "Merger Agreement") providing for the business combination of RFMD and TriQuint ("Business Combination") under a new holding company named Qorvo, Inc. (formerly named Rocky Holding, Inc.) ("Qorvo" and referred to herein as the "Company" as of and following January 1, 2015). The stockholders of both RFMD and TriQuint approved the Merger Agreement at each company's special meeting of stockholders on September 5, 2014. During the third quarter of fiscal 2015, all necessary regulatory approvals were received to complete the Business Combination. The Business Combination closed on January 1, 2015 (fourth quarter of fiscal 2015). For financial reporting and accounting purposes, RFMD was the acquirer of TriQuint. The results presented in the Consolidated Financial Statements and Notes to the Consolidated Financial Statements reflect those of RFMD prior to the completion of the Business Combination on January 1, 2015 and those of Qorvo subsequent to the completion of the Business Combination.

The Company is a leading provider of technologies and radio frequency (“RF”) solutions for mobile, infrastructure and defense and aerospace applications. The Company is a preferred supplier to the world’s leading companies that serve the mobile device, networks infrastructure and defense and aerospace markets. The Company’s design and manufacturing expertise encompasses many semiconductor process technologies, which it sources both internally and through external suppliers. The Company operates worldwide with its design, sales and manufacturing facilities located throughout Asia, Europe and North America. The Company’s primary manufacturing facilities are located in North Carolina, Oregon, Texas and Florida and its primary assembly and test facilities are located in China, Costa Rica and Texas.

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

The results of operations, assets and liabilities associated with the Business Combination have been included in the Company's financial statements from the acquisition date of January 1, 2015 (see Note 5).

In the third quarter of fiscal 2016, the Company adopted ASU 2015-17, "Balance Sheet Classification of Deferred Taxes," which requires entities to present deferred tax assets and deferred tax liabilities as non-current in a classified balance sheet. Prior periods presented in the Consolidated Balance Sheet were not retrospectively adjusted.

Accounting Periods

The Company uses a 52- or 53-week fiscal year ending on the Saturday closest to March 31 of each year. The most recent three fiscal years ended on April 2, 2016, March 28, 2015, and March 29, 2014. Fiscal year 2016 was a 53-week year and fiscal years 2015 and 2014 were 52-week years.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The actual results that the Company experiences may differ materially from its estimates. The Company makes estimates for the returns reserve, rebates, allowance for doubtful accounts, inventory valuation including reserves, warranty reserves, income tax valuation, current and deferred income taxes, uncertain tax positions, non-marketable equity investments, other-than-temporary impairments of investments, goodwill, long-lived assets and other financial statement amounts on a regular basis and makes adjustments based on historical experiences and expected future conditions. Accounting estimates require difficult and subjective judgments and actual results may differ from the Company’s estimates.

Qorvo, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Cash and Cash Equivalents

Cash and cash equivalents consist of demand deposit accounts, money market funds, and other temporary, highly-liquid investments with original maturities of three months or less when purchased.
Investments

Investments available-for-sale at April 2, 2016 consisted of U.S. government/agency securities, corporate debt, auction rate securities (ARS), and money market funds. Investments available-for-sale at March 28, 2015 consisted of U.S. government/agency securities, corporate debt, marketable equity securities, ARS, and money market funds.  Available-for-sale investments with an original maturity date greater than approximately three months and less than one year are classified as current investments. Available-for-sale investments with an original maturity date exceeding one year are classified as long-term.

Available-for-sale securities are carried at fair value with the unrealized gains and losses, net of tax, reported in “Other comprehensive (loss) income.”  The cost of securities sold is based on the specific identification method and any realized gain or loss is included in “Other income (expense).”  The cost of available-for-sale securities is adjusted for premiums and discounts, with the amortization or accretion of such amounts included as a portion of interest.

The Company assesses individual investments for impairment quarterly.  Investments are impaired when the fair value is less than the amortized cost.  If an investment is impaired, the Company evaluates whether the impairment is other-than-temporary.  A debt investment impairment is considered other-than-temporary if (i) the Company intends to sell the security, (ii) it is more likely than not that the Company will be required to sell the security before recovery of the entire amortized cost basis, or (iii) the Company does not expect to recover the entire amortized cost basis of the security (a credit loss).  Other-than-temporary declines in the Company's debt securities are recognized as a loss in the statement of operations if due to credit loss; all other losses on debt securities are recorded in "Other comprehensive (loss) income."  The previous amortized cost basis less the other-than-temporary impairment becomes the new cost basis and is not adjusted for subsequent recoveries in fair value.

Inventories

Inventories are stated at the lower of cost or market based on standard costs which approximates actual average costs. The Company’s business is subject to the risk of technological and design changes. The Company evaluates inventory levels quarterly against sales forecasts on a product family basis to evaluate its overall inventory risk. Reserves are adjusted to reflect inventory values in excess of forecasted sales which include management's analysis and assessment of overall inventory risk. In the event the Company sells inventory that had been covered by a specific inventory reserve, the sale is recorded at the actual selling price and the related cost of goods sold is recorded at the full inventory cost, net of the reserve. Abnormal production levels are charged to the income statement in the period incurred rather than as a portion of inventory cost.

Product Warranty

The Company generally sells products with a limited warranty on product quality. The Company accrues for known warranty issues if a loss is probable and can be reasonably estimated, and accrues for estimated incurred but unidentified issues based on historical activity. The accrual and the related expense for known product warranty issues were not significant during the periods presented. Due to product testing and the short time typically between product shipment and the detection and correction of product failures and the historical rate of losses, the accrual and related expense for estimated incurred but unidentified issues were not significant during the periods presented.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets, ranging from one year to thirty-nine years. The Company’s assets acquired under capital leases and leasehold improvements are amortized over the lesser of the asset life or lease term (which is reasonably assured) and included in depreciation.

Qorvo, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

The Company performs a review if facts and circumstances indicate that the carrying amount of assets may not be recoverable or that the useful life is shorter than had originally been estimated. The Company assesses the recoverability of the assets held for use by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. If the Company determines that the useful lives are shorter than the Company had originally estimated, the net book value of the assets is depreciated over the newly determined remaining useful lives. The Company identifies property and equipment as “held for sale” based on the current expectation that, more likely than not, an asset or asset group will be sold or otherwise disposed. The held for sale assets cease depreciation once the assets are classified to the held for sale category at the lesser of their carrying value or their fair market value less costs to sell.

The Company capitalizes the portion of the interest expense related to certain assets that are not ready for their intended use and this amount is depreciated over the estimated useful lives of the qualified assets. The Company capitalized approximately $5.2 million of interest expense in fiscal 2016. The Company additionally records capital-related government grants earned as a reduction to property and equipment and depreciates such grants over the estimated useful lives of the associated assets.

Other Receivables

The Company records miscellaneous non-product receivables that are collectible within 12 months in “Other receivables,” such as value-added tax receivables ($37.3 million as of April 2, 2016 and $15.2 million as of March 28, 2015, which are reported on a net basis), precious metal reclaims submitted for payment, interest receivables and other miscellaneous items.

Goodwill and Intangible Assets

Goodwill is recorded when the purchase price paid for a business exceeds the estimated fair value of the net identified tangible and intangible assets acquired. Intangibles are recorded when such assets are acquired by purchase or license. The value of the Company's intangibles, including goodwill, could be impacted by future adverse changes such as: (i) any future declines in the Company's operating results; (ii) a decline in the value of technology company stocks, including the value of the Company's common stock; (iii) a prolonged or more significant slowdown in the worldwide economy or the semiconductor industry; or (iv) failure to meet the performance projections included in the Company's forecasts of future operating results.

The Company accounts for goodwill and indefinite-lived intangible assets in accordance with the Financial Accounting Standards Board's ("FASB") guidance, which requires annual testing for impairment or whenever events or circumstances make it more likely than not that an impairment may have occurred. The Company performs its annual impairment tests on the first day of the fourth quarter in each fiscal year. Indefinite-lived intangible assets consists of in-process research and development ("IPRD").

The Company has the option to perform a qualitative assessment (commonly referred to as "step zero") to determine whether further quantitative analysis for impairment of goodwill or indefinite-lived intangible assets is necessary. In performing step zero for its impairment test, the Company is required to make assumptions and judgments including but not limited to, the following: the evaluation of macroeconomic conditions as related to our business; industry and market trends; and the overall future financial performance of our reporting units and future opportunities in the markets in which they operate. The Company also considers recent fair value calculations of its indefinite-lived intangible assets and reporting units as well as cost factors such as changes in raw materials, labor or other costs. If the step zero analysis indicates that it is more likely than not that the fair value of a reporting unit or indefinite-lived asset is less than its respective carrying value including goodwill, then the Company would perform an additional quantitative analysis. For goodwill, this involves a two-step process. The first step compares the fair value of the reporting unit, including its goodwill, to its carrying value. If the carrying value of the reporting unit exceeds its fair value, then the second step of the process is performed to determine the amount of impairment. The second step compares the implied fair value of the reporting unit's goodwill to the carrying value of the goodwill. An impairment charge is recognized for the amount the carrying value of the reporting unit's goodwill exceeds its implied fair value.

Qorvo, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

For indefinite-lived intangible assets, the quantitative analysis compares the carrying value of the asset to its fair value and an impairment charge is recognized for the amount its carrying value exceeds its fair value. Determining the fair value of reporting units, indefinite-lived intangible assets and implied fair value of a reporting unit's goodwill is reliant upon estimated future revenues, profitability and cash flows and consideration of market factors. Assumptions, judgments and estimates are complex, subjective and can be affected by a variety of factors, including external factors such as industry and economic trends, and internal factors such as changes in the Company's business strategy or its internal forecasts. Although the Company believes the assumptions, judgments and estimates it has made have been reasonable and appropriate, different assumptions, judgments and estimates could materially affect its results of operations.

Goodwill

Goodwill is allocated to the Company's reporting units based on the expected benefit from the synergies of the business combinations generating the underlying goodwill. As of April 2, 2016, the Company's goodwill balance of $2,135.7 million is allocated between its Mobile Products (MP) and Infrastructure and Defense Products (IDP) reporting units. For fiscal 2016, although there were no indicators of impairment, the Company opted to bypass the qualitative assessment and proceeded to perform fair value assessments of its reporting units (the first step of the quantitative impairment analysis) on the first day of the fourth quarter in fiscal 2016 as the fair value of the reporting units have changed (due to the Business Combination) since the last time the Company performed a quantitative analysis.

The Company has performed these quantitative assessments, consistent with its historical approach, using both the income and market approaches to estimate the fair value of its reporting units. The income approach involves discounting future estimated cash flows. The sum of the reporting unit cash flow projections was compared to the Company's market capitalization in a discounted cash flow framework to calculate an overall implied internal rate of return (or discount rate) for the Company. The Company's market capitalization was adjusted to a control basis assuming a reasonable control premium, which resulted in an implied discount rate. This implied discount rate serves as a baseline for estimating the specific discount rate for each reporting unit.

The discount rate used is the value-weighted average of the Company's estimated cost of equity and debt (“cost of capital”) derived using both known and estimated customary market metrics. The Company's weighted average cost of capital is adjusted for each reporting unit to reflect a risk factor, if necessary, for each reporting unit. The Company performs sensitivity tests with respect to growth rates and discount rates used in the income approach. The Company believes the income approach is appropriate because it provides a fair value estimate based upon the respective reporting unit’s expected long-term operations and cash flow performance.

The Company considered historical rates and current market conditions when determining the discount and growth rates used in its analysis. For fiscal 2016, the material assumptions used for the income approach were eight years of projected net cash flows and a long-term growth rate of 3% for both the MP and IDP reporting units. A discount rate of 15% and 16% was used for the MP and IDP reporting units, respectively.

In applying the market approach, valuation multiples are derived from historical and projected operating data of selected guideline companies, which are evaluated and adjusted, if necessary, based on the strengths and weaknesses of the reporting unit relative to the selected guideline companies. The valuation multiples are then applied to the appropriate historical and/or projected operating data of the reporting unit to arrive at an indication of fair value. The Company believes the market approach is appropriate because it provides a fair value using multiples from companies with operations and economic characteristics similar to its reporting units. The Company weighted the results of the income approach and the results of the market approach at 50% each and for the MP and IDP reporting units, concluded that the fair value of the reporting units was determined to be substantially in excess of the carrying value, and as such, no further analysis was warranted.

Under the income approach described above, the following indicates the sensitivity of key assumptions utilized in the assessment. A one percentage point decrease in the discount rate would have increased the fair value of the MP and IDP reporting units by approximately $660.0 million and $140.0 million, respectively, while a one percentage point increase in the discount rate would have decreased the fair value of the MP and IDP reporting units by

Qorvo, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

approximately $560.0 million and $110.0 million, respectively. A one percentage point decrease in the long-term growth rate would have decreased the fair value of the MP and IDP reporting units by approximately $290.0 million and $50.0 million, respectively, while a one percentage point increase in the long-term growth rate would have increased the fair value of the MP and IDP reporting units by approximately $340.0 million and $70.0 million, respectively.

In fiscal years 2015 and 2014, the Company completed its annual qualitative impairment assessments of goodwill which included but were not limited to the evaluation of macroeconomic conditions as related to its business; industry and market trends; and the overall future financial performance of its reporting units and future opportunities in the markets in which they operate. For both fiscal years 2015 and 2014, based on these assessments, the Company concluded that goodwill was not impaired.

The Company intends to resume performing qualitative assessments in future fiscal years.

Intangible Assets with Indefinite Lives

In fiscal 2015, as a result of the Business Combination, the Company recorded IPRD of $470.0 million. IPRD was recorded at fair value as of the date of acquisition as an indefinite-lived intangible asset until the completion or abandonment of the associated R&D efforts or impairment. The fair value of the acquired IPRD was determined based on an income approach using the "excess earnings method," which estimated the value of the intangible assets by discounting the future projected earnings of the asset to present value as of the valuation date. Upon completion of development, acquired IPRD assets are transferred to finite-lived intangible assets and amortized over their useful lives. During fiscal 2016, the Company completed and transferred into developed technology approximately $203.0 million of IPRD. The Company performed a qualitative assessment of the remaining IPRD during fiscal 2016 and concluded that IPRD was not impaired.

See Note 6 for additional information regarding an impairment of assets recorded in the fourth quarter of fiscal 2014.

Intangible Assets with Definite Lives

Intangible assets are recorded when such assets are acquired by purchase or license. Finite-lived intangible assets consist primarily of technology licenses, customer relationships, developed technology, a wafer supply agreement, trade names and backlog resulting from business combinations and are subject to amortization.

Technology licenses are recorded at cost and are amortized on a straight-line basis over the lesser of the estimated useful life of the technology or the term of the license agreement, ranging from approximately five to eight years.

The fair value of customer relationships acquired during fiscal years 2013 and 2015 was determined based on an income approach using the “with and without method," in which the value of the asset is determined by the difference in discounted cash flows of the profitability of the Company "with" the asset and the profitability of the Company "without" the asset. Customer relationships are amortized on a straight-line basis over the estimated useful life, ranging from three to ten years.

The fair value of developed technology acquired during fiscal years 2013 and 2015 was determined based on an income approach using the "excess earnings method," which estimated the value of the intangible assets by discounting the future projected earnings of the asset to present value as of the valuation date. Developed technology is amortized on a straight-line basis over the estimated useful life, ranging from four to six years.

The fair value of the wafer supply agreement was determined using the incremental income method, which is a discounted cash flow method within the income approach. Under this method, the fair value was estimated by discounting to present value the additional savings from expense reductions in operations at a discount rate to reflect the risk inherent in the wafer supply agreement as well as any tax benefits. The wafer supply agreement was amortized on a units of use activity method over its useful life of approximately four years and was fully amortized as of April 2, 2016.

Qorvo, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

The fair value of trade names acquired in fiscal 2015 was determined based on an income approach using the "relief from royalty method," in which the value of the asset is determined by discounting the future projected cash flows generated from the trade name's estimated royalties. Trade names are amortized on a straight-line basis over the estimated useful life of three years.

The fair value of backlog acquired in fiscal 2015 was determined based on an income approach using the "excess earnings method" and was fully amortized as of April 2, 2016.

The Company regularly reviews identified intangible assets to determine if facts and circumstances indicate that the useful life is shorter than it originally estimated or that the carrying amount of the assets may not be recoverable. If such facts and circumstances exist, the Company assesses the recoverability of identified intangible assets by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Impairments, if any, are based on the excess of the carrying amount over the fair value of those assets and occur in the period in which the impairment determination was made.

Revenue Recognition

The Company's net revenue is generated principally from sales of semiconductor products. The Company recognizes revenue from product sales when the fundamental criteria are met, such as the time at which the title and risk and rewards of product ownership are transferred to the customer, price and terms are fixed or determinable, no significant vendor obligation exists and collection of the resulting receivable is reasonably assured.

Sales of products are generally made through either the Company's sales force, manufacturers' representatives or through a distribution network. Revenue from the majority of the Company’s products is recognized upon shipment of the product to the customer from a Company-owned or third-party location. Some revenue is recognized upon receipt of the shipment by the customer. The Company has limited rebate programs offering price protection to certain distributors. These rebates represent less than 3% of net revenue and can be reasonably estimated based on specific criteria included in the rebate agreements and other known factors at the time. The Company reduces revenue and records reserves for product returns and allowances for price protection and stock rotation based on historical experience or specific identification depending on the contractual terms of the arrangement.

The Company also recognizes a portion of its net revenue through other agreements such as non-recurring engineering fees, contracts for R&D work, royalty income, intellectual property (IP) revenue, and service revenue. These agreements are collectively less than 1% of consolidated revenue on an annual basis. Revenue from these agreements is recognized when the service is completed or upon certain milestones, as provided for in the agreements.

Revenue from certain contracts is recognized on the percentage of completion method based on the costs incurred to date and the total contract amount, plus the contractual fee. If these contracts experience cost overruns, the percentage of completion method is used to determine revenue recognition. Revenue from fixed price contracts is recognized when the required deliverable is satisfied.

Royalty income is recognized based on a percentage of sales of the relevant product reported by licensees during the period.

The Company additionally licenses or sells its rights to use portions of its IP portfolio, which includes certain patent rights useful in the manufacture and sales of certain products. IP revenue recognition is dependent on the terms of each agreement. The Company will recognize IP revenue (i) upon delivery of the IP and (ii) if the Company has no substantive future obligation to perform under the arrangement. The Company will defer recognition of IP revenue where future performance obligations are required to earn the revenue or the revenue is not guaranteed. Revenue from services is recognized during the period that the service is performed.

Accounts receivable are recorded for all revenue items listed above and do not bear interest. The Company evaluates the collectability of accounts receivable based on a combination of factors. In cases where the Company is aware of circumstances that may impair a specific customer’s ability to meet its financial obligations subsequent to

Qorvo, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

the original sale, the Company will record an allowance against amounts due, and thereby reduce the receivable to the amount the Company reasonably believes will be collected. For all other customers, the Company recognizes allowances for doubtful accounts based on the length of time the receivables are past due, industry and geographic concentrations, the current business environment and the Company’s historical experience.

The Company's terms and conditions do not give its customers a right of return associated with the original sale of its products. However, the Company will authorize sales returns under certain circumstances, which include perceived quality problems, courtesy returns and like-kind exchanges. The Company evaluates its estimate of returns by analyzing all types of returns and the timing of such returns in relation to the original sale. Reserves are adjusted to reflect changes in the estimated returns versus the original sale of product.

Shipping and Handling Cost

The Company recognizes amounts billed to a customer in a sale transaction related to shipping and handling as revenue. The costs incurred by the Company for shipping and handling are classified as cost of goods sold in the Consolidated Statements of Operations.

Research and Development

The Company charges all R&D costs to expense as incurred.

Advertising Costs

The Company expenses advertising costs as incurred. The Company recognized advertising expense of $0.2 million, $0.5 million, and $0.1 million for fiscal years 2016, 2015 and 2014, respectively.

Precious Metals Reclaim

The Company uses historical experience to estimate the amount of reclaim on precious metals used in manufacturing at the end of each period and state the reclaim value at the lower of average cost or market. The estimated value to be received from precious metal reclaim is included in "Other current assets" and reclaims submitted for payment are included in "Other receivables" on the Consolidated Balance Sheets.

Income Taxes

The Company accounts for income taxes under the liability method, which requires recognition of deferred tax assets and liabilities for the temporary differences between the financial reporting and tax basis of assets and liabilities and for tax carryforwards. Deferred tax assets and liabilities are measured using the enacted statutory tax rates in effect for the years in which the differences are expected to reverse. A valuation allowance is provided against deferred tax assets to the extent the Company determines it is more likely than not (a likelihood of more than 50 percent) that some portion or all of its deferred tax assets will not be realized.

A minimum recognition threshold is required to be met before the Company recognizes the benefit of an income tax position in its financial statements. The Company’s policy is to recognize accrued interest and penalties, if incurred, on any unrecognized tax benefits as a component of income tax expense.

It is the Company’s policy to invest the earnings of foreign subsidiaries indefinitely outside the U.S. Accordingly, the Company does not record a deferred tax liability for U.S. income taxes on unremitted foreign earnings.

Stock-Based Compensation

Under FASB ASC 718, “Compensation – Stock Compensation," stock-based compensation cost is measured at the grant date based on the estimated fair value of the award using an option pricing model for stock options (Black-Scholes) and market price for restricted stock units, and is recognized as expense over the employee's requisite service period.

Qorvo, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

As of April 2, 2016, total remaining unearned compensation cost related to nonvested restricted stock units and options was $78.9 million, which will be amortized over the weighted-average remaining service period of approximately 1.2 years.

Foreign Currency Translation

The financial statements of foreign subsidiaries have been translated into U.S. dollars in accordance with FASB ASC 830, “Foreign Currency Matters.”  The functional currency for most of the Company’s international operations is the U.S. dollar.  The functional currency for the remainder of the Company’s foreign subsidiaries is the local currency. Assets and liabilities denominated in foreign currencies are translated using the exchange rates on the balance sheet dates.  Revenues and expenses are translated using the average exchange rates throughout the year. Translation adjustments are shown separately as a component of “Accumulated other comprehensive loss” within “Stockholders’ equity” in the Consolidated Balance Sheets.  Foreign currency transaction gains or losses (transactions denominated in a currency other than the functional currency) are reported in “Other income (expense)” in the Consolidated Statements of Operations.

Recent Accounting Pronouncements

Accounting Pronouncements Not Yet Effective

In March 2016, the FASB issued Accounting Standards Update ("ASU") 2016-09, "Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting." The new guidance will simplify certain aspects of accounting for share-based payment transactions, including income tax consequences, forfeitures, classification of awards on the balance sheet and presentation on the statement of cash flows. The new standard will become effective for the Company beginning in the first quarter of fiscal 2018. The Company is currently evaluating the effects this new guidance will have on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, "Leases (Topic 842)." The new standard will revise the current guidance for lessees, lessors and sale-leaseback transactions. Under the new guidance, substantially all lessees will recognize a right-of-use asset and a lease liability for all of their leases with terms greater than 12 months even if the lease is an operating lease. Consistent with current GAAP, the recognition, measurement, and presentation of expenses and cash flow arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease. The new guidance becomes effective for the Company in the first quarter of fiscal 2020. The Company is currently evaluating the effects this new guidance will have on its consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01, "Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities." This new standard will affect the accounting for equity investments, financial liabilities measured under the fair value option and presentation and disclosure requirements for financial instruments. In addition, the FASB clarified guidance related to the assessment of valuation allowances when recognizing deferred tax assets related to unrealized losses on available-for-sale debt securities. The new standard is effective for the Company beginning in the first quarter of fiscal 2019. The Company is currently evaluating the effects this new standard will have on its consolidated financial statements.

In September 2015, the FASB issued ASU 2015-16, "Business Combinations (Topic 805): Simplifying the
Accounting for Measurement-Period Adjustments." This standard requires an acquirer in a business combination to recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. The effect on earnings of changes in depreciation, amortization or other income effects, as a result of the change in provisional amounts, are to be included in the same period’s financial statements, calculated as if the accounting had been completed at the acquisition date. The amendments in this update are effective for us beginning in the first quarter of fiscal 2017 and will be applied prospectively to adjustments to provisional amounts that occur after the effective date of this ASU.

In July 2015, the FASB issued ASU 2015-11, "Inventory (Topic 330): Simplifying the Measurement of Inventory." Entities that measure their inventory other than the last-in, last-out and retail inventory methods will measure their inventory at the lower of cost or net realized value. Net realized value is the estimated selling price in the ordinary course of business less reasonably predictable costs to completion, transportation, or disposal. Currently, inventory

Qorvo, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

is required to be measured at the lower of cost or market where market could be the replacement cost, net realizable value, or net realizable value less an approximated normal profit margin. The Company will adopt the provisions of this standard in the first quarter of fiscal 2018, and is currently evaluating the impact on its consolidated financial statements.

In April 2015, the FASB issued ASU 2015-05, "Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Customer's Accounting for Fees Paid in a Cloud Computing Arrangement" which provides additional guidance to customers about whether a cloud computing arrangement includes a software license. Under this guidance, if a cloud computing arrangement contains a software license, customers should account for the license element of the arrangement in a manner consistent with the acquisition of other software licenses. If the arrangement does not contain a software license, customers should account for the arrangement as a service contract. The Company will adopt the provisions of this standard in the first quarter of fiscal 2017, and does not believe it will have a significant impact on its consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, "Revenue from Contracts with Customers (Topic 606)" that amends existing guidance on revenue recognition. The new guidance is based on principles that an entity will recognize revenue to depict the transfer of goods and services to customers at an amount the entity expects to be entitled to in exchange for those goods and services. The guidance requires additional disclosures regarding the nature, amount, timing, and uncertainty of cash flows and both qualitative and quantitative information about contracts with customers and applied significant judgments. The FASB has issued several amendments to the new guidance. In August 2015, they delayed the effective date for adoption by one year. In March 2016, additional guidance was issued that clarifies the principal versus agent considerations within the new revenue standard. In April 2016, additional guidance was issued that clarifies the identification of distinct performance obligations in a contract as well as clarifies the accounting for licenses of intellectual property. In May 2016, additional guidance was issued related to transition, collectibility, non-cash consideration and the presentation of sales and other similar taxes. The new amended guidance will become effective for the Company in the first quarter of fiscal 2019, using one of two retrospective methods of adoption. The Company has not determined which method it will adopt and is evaluating the effects the new guidance will have on its consolidated financial statements.

Accounting Pronouncements Recently Adopted

In November 2015, the FASB issued ASU 2015-17, "Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes," which required entities to present deferred tax assets ("DTA") and deferred tax liabilities ("DTL") as non-current in a classified balance sheet. This ASU simplified the current guidance, which required entities to separately present DTAs and DTLs as current and non-current in a classified balance sheet. The Company adopted ASU 2015-17 in the third quarter of fiscal 2016, as it believed the adoption of this standard reduced the complexity of its consolidated financial statements as well as enhanced the usefulness of the related financial information. Prior periods presented in the Consolidated Balance Sheet were not retrospectively adjusted.

In April 2015, the FASB issued ASU 2015-03, "Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs." ASU 2015-03 required debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the related debt liability's carrying value, which is consistent with the presentation of debt discounts. The Company elected to early adopt this guidance in fiscal 2016, and as a result, debt issuance costs are presented as a direct deduction of Long-term debt on the Consolidated Balance Sheet.

2.    CONCENTRATIONS OF CREDIT RISK

The Company’s principal financial instrument subject to potential concentration of credit risk is accounts receivable, which is unsecured. The Company provides an allowance for doubtful accounts equal to estimated losses expected to be incurred in the collection of accounts receivable. The Company has adopted credit policies and standards intended to accommodate industry growth and inherent risk and it believes that credit risks are moderated by the financial stability of its major customers, conservative payment terms and the Company’s strict credit policies.

Qorvo, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Revenue from significant customers, those representing 10% or more of total revenue for the respective periods, are summarized as follows:

	Fiscal Year
	2016	2015	2014
Huawei Technologies Co., Ltd. (Huawei)	12%	7%	4%
Samsung Electronics, Co., Ltd. (Samsung)	7%	14%	25%

In addition, the Company sold its products to another end customer through multiple contract manufacturers, which in the aggregate accounted for approximately 37%, 32% and 20% of total revenue in fiscal years 2016, 2015 and 2014, respectively. The majority of the revenue from these customers was from the sale of the Company’s mobile products.

Huawei accounted for approximately 13%, 7% and 5% of the Company's total accounts receivable balance as of April 2, 2016, March 28, 2015 and March 29, 2014, respectively, and Samsung accounted for approximately 10%, 7% and 25% of the Company's total accounts receivable balance as of April 2, 2016, March 28, 2015 and March 29, 2014, respectively.

3.    INVESTMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS

Investments

The following is a summary of cash equivalents and available-for-sale securities as of April 2, 2016 and March 28, 2015 (in thousands):

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
April 2, 2016
U.S. government/agency securities	$149,874	$19	$(1)	$149,892
Auction rate securities	2,150	—	(350)	1,800
Corporate debt	45,510	—	—	45,510
Money market funds	146,779	—	—	146,779
	$344,313	$19	$(351)	$343,981
March 28, 2015
U.S. government/agency securities	$197,516	$8	$(17)	$197,507
Auction rate securities	2,150	—	(400)	1,750
Corporate debt	43,164	—	(17)	43,147
Marketable equity securities	1,594	6,581	—	8,175
Money market funds	48,961	—	—	48,961
	$293,385	$6,589	$(434)	$299,540

The estimated fair value of available-for-sale securities was based on the prevailing market values on April 2, 2016 and March 28, 2015. The Company determines the cost of an investment sold based on the specific identification method.

There were $10.0 million of gross realized gains and insignificant gross realized losses recognized on available-for-sale securities for fiscal 2016. The gross realized gains and losses recognized on available-for-sale securities for fiscal 2015 were insignificant.

Unrealized losses on available-for-sale investments in a continuous loss position for fewer than 12 months as of April 2, 2016 and as of March 28, 2015 were insignificant. Unrealized losses on available-for-sale investments in a

Qorvo, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

continuous loss position for 12 months or greater were $0.4 million as of April 2, 2016. There were no available-for-sale investments in a continuous unrealized loss position for 12 months or greater as of March 28, 2015.

The aggregate amount of available-for-sale securities in an unrealized loss position at April 2, 2016 was $55.6 million with $0.4 million in unrealized losses. The aggregate amount of available-for-sale securities in an unrealized loss position at March 28, 2015 was $112.9 million with $0.4 million in unrealized losses.

The expected maturity distribution of cash equivalents and available-for-sale debt securities is as follows (in thousands):

	April 2, 2016		March 28, 2015
	Cost	Estimated Fair Value	Cost	Estimated Fair Value
Due in less than one year	$342,163	$342,181	$289,641	$289,615
Due after ten years	2,150	1,800	2,150	1,750
Total investments in debt securities	$344,313	$343,981	$291,791	$291,365

Other Investments

On August 4, 2015, Qorvo's wholly-owned subsidiary, TriQuint, invested $25.0 million to acquire shares of Series F Preferred Stock of Cavendish Kinetics Limited, a private limited company incorporated in England and Wales. This investment was accounted for as a cost method investment and classified in "Long-term investments" on the Company's Consolidated Balance Sheet as of April 2, 2016. No impairment was recognized on the Company's cost-method investment during fiscal 2016.

Fair Value of Financial Instruments

The Company measures the fair value of its marketable securities, which are comprised of U.S. government/agency securities, corporate debt, marketable equity securities, auction rate securities (ARS), and money market funds. Marketable securities are reported in "Cash and cash equivalents", "Short-term investments" and "Long-term investments" on the Company’s Consolidated Balance Sheets and are recorded at fair value and the related unrealized gains and losses are included in "Accumulated other comprehensive loss," a component of stockholders’ equity, net of tax.

Qorvo, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Recurring Fair Value Measurements

The fair value of the financial assets measured at fair value on a recurring basis was determined using the following levels of inputs as of April 2, 2016 and March 28, 2015 (in thousands):

	Total	Quoted Prices In Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)
April 2, 2016
Assets:
Available-for-sale securities
U.S. government/agency securities	$149,892	$149,892	$—
Auction rate securities (1)	1,800	—	1,800
Corporate debt (2)	45,510	—	45,510
Money market funds	146,779	146,779	—
Total available-for-sale securities	343,981	296,671	47,310
Invested funds in deferred compensation plan (3)	6,468	6,468	—
Total assets measured at fair value:	$350,449	$303,139	$47,310
Liabilities:
Deferred compensation plan obligation (3)	6,468	6,468	—
Total liabilities measured at fair value:	$6,468	$6,468	$—

March 28, 2015
Assets:
Available for-sale securities
U.S. government/agency securities	$197,507	$197,507	$—
Auction rate securities (1)	1,750	—	1,750
Corporate debt (2)	43,147	—	43,147
Marketable equity securities	8,175	8,175	—
Money market funds	48,961	48,961	—
Total available-for-sale securities	299,540	254,643	44,897
Invested funds in deferred compensation plan (3)	8,614	8,614	—
Total assets measured at fair value:	$308,154	$263,257	$44,897
Liabilities:
Deferred compensation plan obligation (3)	8,614	8,614	—
Total liabilities measured at fair value:	$8,614	$8,614	$—

(1) ARS are debt instruments with interest rates that reset through periodic short-term auctions. The Company's Level 2 ARS are valued based on quoted prices for identical or similar instruments in markets that are not active.
(2) Corporate debt includes corporate bonds and commercial paper which are valued using observable market prices for identical securities that are traded in less active markets.
(3) The non-qualified deferred compensation plan provides eligible employees and members of the Board of Directors with the opportunity to defer a specified percentage of their cash compensation. The Company includes the asset deferred by the participants in the “Other current assets” and “Other non-current assets” line items of its Consolidated Balance Sheets and the Company's obligation to deliver the deferred compensation in the "Other current liabilities" and “Other long-term liabilities” line items of its Consolidated Balance Sheets.

As of April 2, 2016 and March 28, 2015, the Company did not have any Level 3 assets or liabilities.

Qorvo, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Nonrecurring Fair Value Measurements

The Company's non-financial assets, such as intangible assets and property and equipment, are measured at fair value when there is an indicator of impairment, and recorded at fair value only when an impairment charge is recognized (see Note 6 for an IPRD impairment charge recorded in the fourth quarter of fiscal 2014).

The Company's Consolidated Balance Sheet as of March 28, 2015, includes non-financial assets and liabilities measured at fair value as a result of the Business Combination (see Note 5).

Other Fair Value Disclosures

The carrying values of cash and cash equivalents, accounts receivable, accounts payable and other accrued liabilities approximate fair values because of the relatively short-term maturities of these instruments. See Note 7 for the fair value of the Company's long-term debt.

4.    INVENTORIES

The components of inventories, net of reserves, are as follows (in thousands):

	Fiscal Year
	2016	2015
Raw materials	$89,928	$71,863
Work in process	228,626	137,306
Finished goods	108,997	137,731
Total inventories	$427,551	$346,900

5.    BUSINESS ACQUISITIONS

Business Combination between RFMD and TriQuint

Effective January 1, 2015, pursuant to the Merger Agreement, RFMD and TriQuint completed a strategic combination of their respective businesses through the “merger of equals” Business Combination.

As a result of the Business Combination, RFMD and TriQuint have combined complementary product portfolios, featuring power amplifiers (PAs), power management integrated circuits (PMICs), antenna control solutions, switch-based products and premium filters, to deliver a comprehensive portfolio of high-performance mobile solutions. It is expected that the Business Combination will continue to strengthen the combined company’s service to the infrastructure and defense/aerospace industries and enable advanced gallium nitride (GaN) solutions for additional markets and applications. It is also expected that customers will benefit from new scale advantages in manufacturing and R&D, as well as an aggressive roadmap of new products and technologies.
The parties effected the Business Combination by (i) merging a newly-formed direct subsidiary of Qorvo with and into TriQuint, with TriQuint surviving the merger as a wholly owned direct subsidiary of Qorvo (such merger, the “TriQuint Merger”); and (ii) merging a newly-formed direct subsidiary of Qorvo with and into RFMD, with RFMD surviving the merger as a wholly owned direct subsidiary of Qorvo (the “RFMD Merger”).

Pursuant to the terms of the Merger Agreement, at the effective time of the RFMD Merger (the “RFMD Merger Effective Time”), by virtue of the RFMD Merger and without any action on the part of any stockholder, each share of common stock of RFMD, no par value per share (“RFMD Common Stock”), was converted into the right to receive 0.25 of a share of common stock, par value $0.0001 per share, of Qorvo (the exchange ratio of one share of RFMD Common Stock for 0.25 of a share of Qorvo Common Stock, the “RFMD Conversion Ratio”) plus cash in lieu of fractional shares. The Merger Agreement provided that, at the RFMD Merger Effective Time, all RFMD equity awards as of immediately prior to the RFMD Merger Effective Time were assumed by Qorvo, except that

Qorvo, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

such equity awards as were exercisable for or may be settled in shares of RFMD Common Stock became exercisable for or may be settled in shares of Qorvo Common Stock based on the RFMD Conversion Ratio.

Pursuant to the terms of the Merger Agreement, at the effective time of the TriQuint Merger (the “TriQuint Merger Effective Time”), by virtue of the TriQuint Merger and without any action on the part of any stockholder, each share of common stock of TriQuint, $0.001 par value per share (“TriQuint Common Stock”), was converted into the right to receive 0.4187 of a share of Qorvo Common Stock (the exchange ratio of one share of TriQuint Common Stock for 0.4187 of a share of Qorvo Common Stock, the “TriQuint Conversion Ratio” and, together with the RFMD Conversion Ratio, the “Conversion Ratios”) plus cash in lieu of fractional shares. The Merger Agreement provided that, at the TriQuint Merger Effective Time, all TriQuint equity awards as of immediately prior to the TriQuint Merger Effective Time were assumed by Qorvo, except that such equity awards as were exercisable for or may be settled in shares of TriQuint Common Stock became exercisable for or may be settled in shares of Qorvo Common Stock based on the TriQuint Conversion Ratio.

The RFMD Merger Effective Time occurred immediately after the TriQuint Merger Effective Time. At the closing of the transaction, the effect of the application of the Conversion Ratios constituted a one-for-four reverse stock split of the issued and outstanding shares of RFMD Common Stock and TriQuint Common Stock. All share and per share information contained in the accompanying Consolidated Financial Statements and Notes to the Consolidated Financial Statements have been retroactively adjusted to reflect the reverse stock split for all periods presented.

The RFMD Common Stock and the TriQuint Common Stock were voluntarily delisted from the NASDAQ Stock Market in connection with the Business Combination. The Qorvo Common Stock is now trading on the NASDAQ Global Select Market under the ticker symbol “QRVO”.

Based on an evaluation of the provisions of FASB ASC Topic 805, “Business Combinations,” RFMD was determined to be the acquirer for accounting purposes. Under FASB ASC Topic 805, RFMD is treated as having acquired TriQuint in an all-stock transaction for an estimated total purchase price of approximately $5,254.4 million. The calculation of the total purchase price was based on the outstanding shares of TriQuint Common Stock as of the acquisition date multiplied by the exchange ratio of 1.6749, and the resulting shares were then adjusted by the one-for-four reverse stock split and multiplied by the Qorvo split-adjusted share price of $66.36 on the date of acquisition. The purchase price also includes the fair value of replacement equity awards attributable to service prior to the closing of the Business Combination, which is estimated based on the ratio of the service period rendered as of the acquisition date to the total service period.

The measurement period (up to one year from the acquisition date pursuant to ASC Topic 805 "Business Combinations") was concluded during the third quarter of fiscal 2016. The initial $2,036.7 million allocated to goodwill represents the excess of the purchase price over the fair value of assets acquired and liabilities assumed, which amount was allocated to the Company's MP operating segment ($1,745.5 million) and IDP operating segment ($291.2 million). During the measurement period, $3.8 million and $1.1 million of goodwill was reduced and allocated to property and equipment and deferred taxes, respectively. Goodwill recognized from the Business Combination is not deductible for income tax purposes.

TriQuint's results of operations, which include revenue of $259.5 million and a net loss of $132.5 million, are included in the Company’s fiscal 2015 Consolidated Statements of Operations for the period of January 1, 2015 through March 28, 2015. The net loss includes adjustments for amortization expense of the acquired intangible assets, inventory step-up, stock-based compensation related to the Business Combination and restructuring expenses.

During fiscal 2016, the Company incurred approximately $26.5 million of integration costs and approximately $10.1 million of restructuring costs (including stock-based compensation) associated with the Business Combination. During fiscal 2015, the Company incurred acquisition costs of $12.2 million, integration costs of $31.3 million, and restructuring costs of $10.9 million associated with the Business Combination. During fiscal 2014, the Company incurred acquisition-related costs of $5.1 million associated with the Business Combination.

The acquisition, integration and restructuring costs are being expensed as incurred and are presented in the Consolidated Statements of Operations as "Other operating expense." See Note 10 for further information on the restructuring.

Qorvo, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Pro forma financial information (unaudited)

The following unaudited pro forma consolidated financial information for fiscal years 2015 and 2014 assumes that the Business Combination was completed as of March 31, 2013 (in thousands, except per share data):

	2015	2014
Revenue	$2,556,045	$2,037,466
Net income (loss)	30,447	(475,219)
Basic net income (loss) per share	$0.21	$(3.26)
Diluted net income (loss) per share	$0.20	$(3.26)

Pro forma revenue includes adjustments for the purchases by RFMD of various products from TriQuint. These results are not intended to be a projection of future results and do not reflect the actual revenue that might have been achieved by Qorvo. Pro forma net income (loss) includes adjustments for amortization expense of acquired intangible assets, stock-based compensation, acquisition-related costs, and an adjustment for income taxes.

These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the revenue or operating results that would have been achieved had the acquisition actually taken place as of March 31, 2013. In addition, these results are not intended to be a projection of future results and do not reflect synergies that might be achieved from the combined operations.

6.    GOODWILL AND INTANGIBLE ASSETS

The changes in the carrying amount of goodwill for fiscal years 2015 and 2016, are as follows (in thousands):

Balance as of March 29, 2014	$103,901
Goodwill resulting from Business Combination (Note 5)	2,036,685
Balance as of March 28, 2015	$2,140,586
Measurement period adjustments from Business Combination (Note 5)	(4,889)
Balance as of April 2, 2016 (1)	$2,135,697

(1) As of April 2, 2016, the Company’s goodwill balance of $2,135.7 million was comprised of gross goodwill of $2,757.3 million less accumulated impairment losses and write-offs of $621.6 million.

Pursuant to the Merger Agreement, RFMD and TriQuint completed the Business Combination in fiscal 2015, which resulted in initial goodwill of 2,036.7 million (see Note 5).

Goodwill is allocated to the reporting units that are expected to benefit from the synergies of the business combinations generating the underlying goodwill. As of April 2, 2016, $1,751.5 million and $384.2 million of the Company’s goodwill balance was allocated to its MP reporting unit and IDP reporting unit, respectively.

Qorvo, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

The following summarizes information regarding the gross carrying amounts and accumulated amortization of intangibles assets (in thousands):

	April 2, 2016		March 28, 2015
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Intangible Assets:
IPRD	$267,000	N/A	$470,000	N/A
Technology licenses	12,446	11,021	12,446	10,701
Customer relationships	1,267,103	377,357	1,267,103	99,471
Developed technology	915,163	277,736	712,163	124,028
Wafer supply agreement	20,443	20,443	20,443	16,059
Trade names	29,000	12,083	29,000	2,417
Backlog	65,000	65,000	65,000	16,250
Total	$2,576,155	$763,640	$2,576,155	$268,926

As a result of the Business Combination, intangible assets increased by $2,394.0 million which resulted in the recognition of $482.3 million of amortization expense in fiscal 2016 (of which $199.3 million was recorded in "Cost of goods sold" and $283.0 million was recorded in "Marketing and selling") and $120.3 million of amortization expense in fiscal 2015 (of which $49.6 million was recorded in "Cost of goods sold" and $70.7 million was recorded in "Marketing and selling").

The IPRD acquired in the Business Combination of $470.0 million relates to the MP operating segment ($350.0 million) and the IDP operating segment ($120.0 million), and encompasses a broad technology portfolio of product innovations in RF applications for MP and IDP products. These technologies include a variety of semiconductor processes in GaAs and GaN for power and switching applications and SAW and BAW structures for filter applications. Included in IPRD are continuous improvements in the process for design and manufacturing as well as innovation in fundamental research areas such as materials, simulation and modeling, circuit design, device packaging and test.

During fiscal 2016, $203.0 million of IPRD assets were completed, transferred to finite-lived intangible assets, and are being amortized over their useful lives of 4 to 6 years. As of April 2, 2016, IPRD for the MP operating segment totaled approximately $257.0 million and are between 70% and 85% complete with estimated completion dates through the end of fiscal 2017. As of April 2, 2016, IPRD associated with the IPD operating segment totaled approximately $10.0 million and is approximately 60% complete with estimated completion dates through the end of fiscal 2017. Remaining costs to complete IPRD for the MP and IDP operating segments are approximately $5.0 million to $10.0 million and $10.0 million to $15.0 million, respectively.

The remaining IPRD asset is classified as an indefinite lived intangible asset that is not currently subject to amortization but is reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying value of such asset may not be recoverable. The IPRD asset will be subject to amortization upon completion of its respective research and at the start of commercialization. The fair value assigned to the IPRD asset was determined using the income approach based on estimates and judgments regarding risks inherent in the development process, including the likelihood of achieving technological success and market acceptance. If the IPRD is abandoned, the acquired technology attributable to the efforts will be expensed in the Consolidated Statements of Operations.

In the fourth quarter of fiscal 2014, the Company initiated a restructuring effort to reduce operating expenses (see Note 10 for further information on the restructuring). As part of this restructuring, the Company discontinued engineering efforts on an IPRD project acquired for MP as part of the acquisition of Amalfi and an impairment charge of $11.3 million was recorded in "Other operating expense."

Total intangible assets amortization expense was $494.6 million, $142.7 million and $28.6 million in fiscal years 2016, 2015 and 2014, respectively.

Qorvo, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

The following table provides the Company's estimated amortization expense for intangible assets based on current amortization periods for the periods indicated (in thousands):

Fiscal Year	Estimated Amortization Expense
2017	$493,050
2018	529,050
2019	442,790
2020	196,234
2021	133,471

7.    DEBT

Debt at April 2, 2016 is as follows (in thousands):

April 2, 2016
6.75% Senior Notes due 2023	$450,000
7.00% Senior Notes due 2025	550,000
Less unamortized issuance costs	(11,870)
Total long-term debt	$988,130

Senior Notes

On November 19, 2015, the Company completed an offering of $450.0 million aggregate principal amount of its 6.75% senior notes due December 1, 2023 (the “2023 Notes”) and $550.0 million aggregate principal amount of its 7.00% senior notes due December 1, 2025 (the “2025 Notes” and, together with the 2023 Notes, the “Notes”). The Notes were sold in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The carrying value of issuance costs related to the Notes is $11.9 million as of April 2, 2016, and is presented on the Consolidated Balance Sheet as a direct deduction of Long-term debt.

The Notes were issued pursuant to an indenture, dated as of November 19, 2015 (the “Indenture”), by and among the Company, the Company’s domestic subsidiaries that guarantee the Company’s obligations under its revolving credit facility, as guarantors (the “Guarantors”), and MUFG Union Bank, N.A., as trustee. The Company has used and intends to continue to use the net proceeds of the offering of the Notes for general corporate purposes, including share repurchases and merger and acquisition activity.

Interest is payable on the 2023 Notes at a rate of 6.75% per annum and on the 2025 Notes at a rate of 7.00% per annum. Interest on both series of Notes is payable semi-annually on June 1 and December 1 of each year, commencing on June 1, 2016. During fiscal 2016, the Company recognized $25.8 million of interest expense related to the Notes which was offset by $5.2 million of interest capitalized to property and equipment.

At any time prior to December 1, 2018, the Company may redeem all or part of the 2023 Notes, at a redemption price equal to their principal amount, plus a “make whole” premium as of the redemption date, and accrued and unpaid interest. In addition, at any time prior to December 1, 2018, the Company may redeem up to 35% of the original aggregate principal amount of the 2023 Notes with the proceeds of one or more equity offerings, at a redemption price equal to 106.75%, plus accrued and unpaid interest. Furthermore, at any time on or after December 1, 2018, the Company may redeem the 2023 Notes, in whole or in part, at once or over time, at the specified redemption prices set forth in the Indenture plus accrued and unpaid interest thereon to the redemption date (subject to the rights of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

At any time prior to December 1, 2020, the Company may redeem all or part of the 2025 Notes, at a redemption price equal to their principal amount, plus a “make whole” premium as of the redemption date, and accrued and

Qorvo, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

unpaid interest. In addition, at any time prior to December 1, 2018, the Company may redeem up to 35% of the original aggregate principal amount of the 2025 Notes with the proceeds of one or more equity offerings, at a redemption price equal to 107.00%, plus accrued and unpaid interest. Furthermore, at any time on or after December 1, 2020, the Company may redeem the 2025 Notes, in whole or in part, at once or over time, at the specified redemption prices set forth in the Indenture plus accrued and unpaid interest thereon to the redemption date (subject to the rights of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

The Indenture contains customary events of default, including, among other things, payment default, exchange default, failure to provide certain notices thereunder and certain provisions related to bankruptcy events. The Indenture also contains customary negative covenants.

The Notes have not been registered under the Securities Act, or any state securities laws, and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

Registration Rights Agreement
In connection with the offering of the Notes, the Company entered into a Registration Rights Agreement, dated as of November 19, 2015 (the “Registration Rights Agreement”), with the Guarantors party thereto, on the one hand, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the initial purchasers of the Notes, on the other hand.

Under the Registration Rights Agreement, the Company and the Guarantors have agreed to use their commercially reasonable efforts to (i) file with the SEC a registration statement (the “Exchange Offer Registration Statement”) relating to the registered exchange offer (the “Exchange Offer”) to exchange the Notes for a new series of the Company’s exchange notes having terms substantially identical in all material respects to, and in the same aggregate principal amount, as the Notes, (ii) cause the Exchange Offer Registration Statement to be declared effective by the SEC; and (iii) cause the Exchange Offer to be consummated no later than the 360th day after November 19, 2015 (or if such 360th day is not a business day, the next succeeding business day). The Company and the Guarantors have also agreed to use their commercially reasonable efforts to cause the Exchange Offer Registration Statement to be effective continuously and keep the Exchange Offer open for a period of not less than the minimum period required under applicable federal and state securities laws to consummate the Exchange Offer.

Under certain circumstances, the Company and the Guarantors have agreed to use their commercially reasonable efforts to (i) file a shelf registration statement relating to the resale of the Notes as promptly as practicable, and (ii) cause the shelf registration statement to be declared effective by the SEC as promptly as practicable. The Company and the Guarantors have also agreed to use their commercially reasonable efforts to keep the shelf registration statement continuously effective until one year after its effective date (or such shorter period that will terminate when all the Notes covered thereby have been sold pursuant thereto).

If the Company fails to meet any of these targets, the annual interest rate on the Notes will increase by 0.25% during the 90-day period following the default, and will increase by an additional 0.25% for each subsequent 90-day period during which the default continues, up to a maximum additional interest rate of 1.00% per year. If the Company cures the default, the interest rate on the Notes will revert to the original level.

The 2023 Notes and the 2025 Notes are traded over the counter and their fair values as of April 2, 2016, of $465.8 million and $581.6 million, respectively (compared to carrying values of $450.0 million and $550.0 million, respectively) were estimated based upon the values of their last trade at the end of the period.

Credit Agreement

On April 7, 2015, the Company and the Guarantors entered into a five-year unsecured senior credit facility with Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”), swing line lender, and L/C issuer, and a syndicate of lenders (the “Credit Agreement”). The Credit Agreement includes a $300.0 million revolving credit facility, which includes a $25.0 million sublimit for the issuance of standby letters of credit and a $10.0 million sublimit for swing line loans. The Company may request, at any time and from time to time, that the revolving credit facility be increased by an amount not to exceed $150.0 million. The revolving credit

Qorvo, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

facility is available to finance working capital, capital expenditures and other corporate purposes. The Company’s obligations under the Credit Agreement are jointly and severally guaranteed by the Guarantors. During fiscal 2016, the Company borrowed and repaid $175.0 million under the revolving credit facility. As of April 2, 2016, the Company has no outstanding amounts under the Credit Agreement.

At the Company's option, loans under the Credit Agreement will bear interest at (i) the Applicable Rate (as defined in the Credit Agreement) plus the Eurodollar Rate (as defined in the Credit Agreement) or (ii) the Applicable Rate plus a rate equal to the highest of (a) the federal funds rate plus 0.50%, (b) the prime rate of the Administrative Agent, or (c) the Eurodollar Base Rate plus 1.0% (the “Base Rate”). All swing line loans will bear interest at a rate equal to the Applicable Rate plus the Base Rate. The Eurodollar Base Rate is the rate per annum equal to the London Interbank Offered Rate, as published by Bloomberg, for dollar deposits for interest periods of one, two, three or six months, as selected by the Company. The Applicable Rate for Eurodollar Rate loans ranges from 1.50% per annum to 2.00% per annum. The Applicable Rate for Base Rate loans ranges from 0.50% per annum to 1.00% per annum. Interest for Eurodollar Rate loans will be payable at the end of each applicable interest period or at three-month intervals, if such interest period exceeds three months. Interest for Base Rate loans will be payable quarterly in arrears. The Company will pay a letter of credit fee equal to the Applicable Rate multiplied by the daily amount available to be drawn under any letter of credit, a fronting fee, and any customary documentary and processing charges for any letter of credit issued under the Credit Agreement.

The Credit Agreement contains various conditions, covenants and representations with which the Company must be in compliance in order to borrow funds and to avoid an event of default, including financial covenants that the Company must maintain. On November 12, 2015, the Credit Agreement was amended to increase the size of certain of the negative covenant baskets and the threshold for certain negative covenant incurrence-based permissions and to raise the consolidated leverage ratio test from 2.50 to 1.00 to 3.00 to 1.00 as of the end of any fiscal quarter. The Company must also maintain a consolidated interest coverage ratio of not less than 3.00 to 1.00 as of the end of any fiscal quarter.

The Credit Agreement also contains customary events of default, and the occurrence of an event of default will increase the applicable rate of interest by 2.00% and could result in the termination of commitments under the revolving credit facility, the declaration that all outstanding loans are due and payable in whole or in part and the requirement of cash collateral deposits in respect of outstanding letters of credit. Outstanding amounts are due in full on the maturity date of April 7, 2020 (with amounts borrowed under the swing line option due in full no later than ten business days after such loan is made).

Convertible Debt

In April 2007, the Company issued $200.0 million aggregate principal amount of 0.75% convertible subordinated notes due 2012 (the “2012 Notes”) and $175.0 million aggregate principal amount of 1.00% convertible subordinated notes due 2014 (the “2014 Notes”). During fiscal 2013, the Company redeemed the remaining $26.5 million principal balance of its 2012 Notes and $47.4 million original principal amount of its 2014 Notes, which resulted in a loss of $2.8 million. The 2014 Notes became due on April 15, 2014, and the remaining principal balance of $87.5 million plus interest of $0.4 million was paid with cash on hand.

The effective interest rate for the liability component was 7.2% for the 2014 Notes during fiscal year 2014. Interest expense on the liability component of the 2014 Notes was $0.9 million and amortization of the discount was $5.2 million during fiscal 2014.

8.     RETIREMENT BENEFIT PLANS

Defined Contribution Plans

The Company offers tax-beneficial retirement contribution plans to eligible employees in the U.S and certain other countries. Eligible employees in certain countries outside of the U.S. are eligible to participate in stakeholder or national pension plans with differing eligibility and contributory requirements based on local and national regulations. U.S. employees are eligible to participate in the Company's fully qualified 401(k) plans immediately upon hire. An employee may invest pretax earnings in the 401(k) plan up to the maximum legal limits (as defined

Qorvo, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

by Federal regulations). Employer contributions to the 401(k) plans are made at the discretion of the Company’s Board of Directors and are fully vested to U.S. employees after completion of two continuous years of service.

In total, the Company contributed $11.7 million, $6.5 million and $5.5 million to its domestic and foreign defined contribution plans during fiscal years 2016, 2015 and 2014, respectively.

Defined Benefit Pension Plans

As a result of the Business Combination, the Company maintains two qualified defined benefit pension plans for its subsidiaries located in Germany. One of the plans is funded through a self-paid reinsurance program with $3.4 million of assets valued as on April 2, 2016. Assets of the funded plan are included in "Other non-current assets" in the Consolidated Balance Sheets. The net periodic benefit obligations of both plans was $11.3 million and $12.2 million as of April 2, 2016 and March 28, 2015, respectively, which is included in “Accrued liabilities” and “Other long-term liabilities” in the Consolidated Balance Sheets. The assumptions used in calculating the benefit obligations for the plans are dependent on the local economic conditions and were measured as of April 2, 2016 and March 28, 2015. The net periodic benefit costs were approximately $0.8 million, $0.4 million and $0.3 million for fiscal years 2016, 2015 and 2014, respectively.

Non-Qualified Deferred Compensation Plan

Certain employees and members of the Board of Directors are eligible to participate in the Company's Non-Qualified Deferred Compensation Plan (the "NDCP") which was assumed, amended and restated by Qorvo on January 1, 2015 as a result of the Business Combination. The NDCP provides eligible participants the opportunity to defer and invest a specified percentage of their cash compensation. The NDCP is a non-qualified plan that is maintained in a rabbi trust. The amount of compensation to be deferred by each participant is based on their own elections and is adjusted for any investment changes that the participant directs. The deferred compensation obligation and the fair value of the investments held in the rabbi trust were $6.5 million and $8.6 million as of April 2, 2016 and March 28, 2015, respectively. The current portion of the deferred compensation obligation and fair value of the assets held in the rabbi trust were $0.5 million and $5.3 million as of April 2, 2016 and March 28, 2015, respectively, and are included in "Other current assets" and "Accrued liabilities" on the Consolidated Balance Sheets. The non-current portion of the deferred compensation obligation and fair value of the assets held in the rabbi trust were $6.0 million and $3.3 million as of April 2, 2016 and March 28, 2015, respectively, and are included in "Other non-current assets" and "Other long-term liabilities" on the Consolidated Balance Sheets.

9.    COMMITMENTS AND CONTINGENT LIABILITIES

The Company leases certain of its corporate, wafer fabrication and other facilities from multiple third-party real estate developers. The remaining terms of these operating leases range from less than one year to 12 years. Several have renewal options of up to two, ten-year periods and several also include standard inflation escalation terms. Several also include rent escalation, rent holidays, and leasehold improvement incentives which are recognized to expense on a straight-line basis. The amortization period of leasehold improvements made either at the inception of the lease or during the lease term is amortized over the lesser of the remaining life of the lease term (including renewals that are reasonably assured) or the useful life of the asset. The Company also leases various machinery and equipment and office equipment under non-cancelable operating leases. The remaining terms of these operating leases range from less than one year to approximately three years. As of April 2, 2016, the total future minimum lease payments related to facility and equipment operating leases is approximately $52.4 million.

Qorvo, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Minimum future lease payments under non-cancelable operating leases as of April 2, 2016, are as follows (in thousands):

Fiscal Year
2017	$12,012
2018	9,420
2019	6,702
2020	4,628
2021	4,142
Thereafter	15,448
Total minimum payment	$52,352

Rent expense under operating leases, including facilities and equipment, was approximately $14.2 million, $12.1 million, and $10.7 million for fiscal years 2016, 2015 and 2014, respectively.

Legal Matters

The Company accrues a liability for legal contingencies when it believes that it is both probable that a liability has been incurred and that it can reasonably estimate the amount of the loss. The Company reviews these accruals and adjusts them to reflect ongoing negotiations, settlements, rulings, advice of legal counsel and other relevant information. To the extent new information is obtained and the Company's views on the probable outcomes of claims, suits, assessments, investigations or legal proceedings change, changes in the Company's accrued liabilities would be recorded in the period in which such determination is made.

The Company is involved in various legal proceedings and claims that have arisen in the ordinary course of its business that have not been fully adjudicated. These actions, when finally concluded and determined, will not, in the opinion of management, have a material adverse effect upon the Company’s consolidated financial position or results of operations.

10.    RESTRUCTURING

During fiscal years 2016 and 2015, the Company recorded restructuring expenses in "Other operating expense" of approximately $10.1 million (including stock-based compensation) and $10.9 million, respectively, as a result of the Business Combination (see Note 5), primarily related to employee termination benefits. The restructuring obligations (relating primarily to employee termination benefits) totaling $1.1 million and $6.4 million as of April 2, 2016 and March 28, 2015, respectively, are included in “Accrued liabilities” in the Consolidated Balance Sheets.

During fiscal 2014, the Company recorded $11.1 million of restructuring expenses, related to (1) efforts initiated to achieve manufacturing efficiencies, (2) efforts initiated to reduce operating expenses, (3) expenses associated with the sale of its GaAs semiconductor manufacturing facility in the U.K., and (4) expenses associated with the 2009 economic restructuring efforts.

During fiscal 2014, the Company initiated restructuring efforts to achieve manufacturing efficiencies. The Company recorded restructuring expenses in “Other operating expense” of approximately $4.1 million, in fiscal 2014, primarily related to employee termination benefits. This restructuring initiative was completed during fiscal 2014.

In the fourth quarter of fiscal 2014, the Company initiated another restructuring to reduce operating expenses. The Company recorded restructuring expenses in “Other operating expense” of approximately $1.3 million and $2.5 million, in fiscal years 2015 and 2014, respectively, primarily related to employee termination benefits. As part of this restructuring, the Company discontinued engineering efforts related to an IPRD project and impaired the intangible asset in the amount of $11.3 million, which is also recorded in “Other operating expense” (see Note 6). This restructuring initiative was completed during fiscal 2015.

In March 2013, the Company announced that it would phase out manufacturing in its Newton Aycliffe, U.K.-based GaAs facility and transition the remaining product demand from that facility to its GaAs manufacturing facility in Greensboro, N.C.  During the second quarter of fiscal 2014, the Company sold its U.K.-based GaAs facility to

Qorvo, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Compound Photonics. The Company recorded restructuring charges in “Other operating expense” of approximately $4.4 million in fiscal year 2014 primarily related to impaired property, plant and equipment and employee termination benefits. This restructuring initiative was completed during fiscal 2014.

In fiscal 2009, the Company initiated a restructuring to reduce manufacturing capacity and costs and operating expenses due primarily to lower demand for its products resulting from the global economic slowdown. The restructuring decreased the Company’s workforce and resulted in the impairment of certain property and equipment, among other charges. The Company recorded restructuring charges in “Other operating expense” of approximately $0.1 million, $0.2 million and $0.1 million in fiscal years 2016, 2015 and 2014, respectively, related to lease and other contract termination costs. The current and long-term restructuring obligations (relating primarily to lease obligations) totaling $3.0 million and $3.5 million as of April 2, 2016 and March 28, 2015, respectively, are included in “Accrued liabilities” and “Other long-term liabilities” in the Consolidated Balance Sheets. As of April 2, 2016, the restructuring associated with the adverse macroeconomic business environment is substantially complete. The Company expects to record approximately $0.8 million of additional restructuring charges primarily associated with ongoing expenses related to exited leased facilities.

11.    INCOME TAXES

Income (loss) before income taxes consists of the following components (in thousands):

	Fiscal Year
	2016	2015	2014
United States	$(35,923)	$127,281	$(7,120)
Foreign	33,061	(6,040)	30,993
Total	$(2,862)	$121,241	$23,873

The components of the income tax provision are as follows (in thousands):

	Fiscal Year
	2016	2015	2014
Current (expense) benefit:
Federal	$(4,285)	$(15,862)	$(875)
State	(541)	(2,871)	24
Foreign	(33,346)	(16,175)	(9,939)
	(38,172)	(34,908)	(10,790)
Deferred (expense) benefit:
Federal	$27,794	$100,884	$488
State (1)	(31,229)	3,928	59
Foreign	15,624	5,158	(988)
	12,189	109,970	(441)
Total	$(25,983)	$75,062	$(11,231)

(1) In fiscal 2016, the state deferred tax expense included a $31.0 million income tax expense related to an increase in the valuation allowance for the deferred tax asset related to state net operating losses and tax credits.

Qorvo, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

A reconciliation of the (provision for) or benefit from income taxes to income tax (expense) or benefit computed by applying the statutory federal income tax rate to pre-tax (loss) income for fiscal years 2016, 2015 and 2014 is as follows (dollars in thousands):

	Fiscal Year
	2016		2015		2014
	Amount	Percentage	Amount	Percentage	Amount	Percentage
Income tax (expense) benefit at statutory federal rate	$1,002	35.00%	$(42,434)	35.00%	$(8,355)	35.00%
Decrease (increase) resulting from:
State benefit (provision), net of federal (provision) benefit	(1,320)	(46.14)	(6,710)	5.53	75	(0.31)
Tax credits	15,459	540.21	3,538	(2.92)	3,177	(13.31)
Foreign tax credits	—	—	—	—	574	(2.41)
Effect of changes in income tax rate applied to net deferred tax assets	(2,716)	(94.92)	(20)	0.02	(65)	0.27
Foreign tax rate difference	4,114	143.77	(13,342)	11.00	636	(2.66)
Change in valuation allowance	(25,120)	(877.84)	135,812	(112.02)	5,890	(24.67)
Adjustments to net deferred tax assets	—	—	—	—	2,939	(12.31)
Stock-based compensation	(5,362)	(187.37)	(1,309)	1.08	(635)	2.66
Tax reserve adjustments	(8,699)	(303.99)	(3,928)	3.24	(1,482)	6.21
Deemed dividend	(3,984)	(139.21)	(2,751)	2.27	(1,122)	4.70
Write-off U.K. gross deferred tax assets	—	—	—	—	(12,699)	53.19
Domestic production activities deduction	—	—	2,620	(2.16)	—	—
Other income tax benefit (expense)	643	22.49	3,586	(2.95)	(164)	0.69
	$(25,983)	(908.00)%	$75,062	(61.91)%	$(11,231)	47.05%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the basis used for income tax purposes. The deferred income tax assets and liabilities are measured in each taxing jurisdiction using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Qorvo, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Significant components of the Company’s net deferred income taxes are as follows (in thousands):

	Fiscal Year
	2016	2015
Deferred income tax assets:
Inventory reserve	$19,588	$15,878
Basis in stock and other investments	—	1,070
Equity compensation	93,340	85,150
Accumulated depreciation/basis difference	11,512	13,341
Net operating loss carry-forwards	52,050	72,169
Research and other credits	85,782	68,086
Other deferred assets	32,535	37,590
Total deferred income tax assets	294,807	293,284
Valuation allowance	(34,682)	(13,777)
Total deferred income tax assets, net of valuation allowance	$260,125	$279,507

Deferred income tax liabilities:
Amortization and purchase accounting basis difference	$(322,578)	$(410,801)
Accumulated depreciation/basis difference	(70,140)	(12,864)
Deferred gain	(1,227)	(2,506)
Other deferred liabilities	—	(2,685)
Total deferred income tax liabilities	(393,945)	(428,856)
Net deferred income tax (liabilities) assets	$(133,820)	$(149,349)

Amounts included in consolidated balance sheets:
Current assets	$—	$150,208
Current liabilities	—	—
Non-current assets	18,340	10,632
Non-current liabilities	(152,160)	(310,189)

Net deferred income tax (liabilities) assets	$(133,820)	$(149,349)

The Company has recorded a $34.7 million and a $13.8 million valuation allowance against the U.S. deferred tax assets and deferred tax assets at foreign subsidiaries as of April 2, 2016 and March 28, 2015, respectively. These valuation allowances were established based upon management's opinion that it is more likely than not that the benefit of these deferred tax assets may not be realized. Realization is dependent upon generating future income in the taxing jurisdictions in which the operating loss carryovers, credit carryovers, depreciable tax basis and other tax deferred assets exist. It is management's intent to reevaluate the ability to realize the benefit of these deferred tax assets on a quarterly basis.

The valuation allowance against net deferred tax assets increased in fiscal 2016 by $20.9 million. The increase was comprised primarily of $20.2 million increase in the valuation allowance for state deferred tax assets for net operating losses and tax credits, a $5.0 million increase in the valuation allowance for foreign net operating loss deferred tax assets, and a $4.3 million decrease in the valuation allowance related to a deferred tax asset recorded in the initial purchase price accounting for the Business Combination. The Business Combination adjustment related to a deferred tax asset which was recorded during fiscal 2015 in the initial purchase price accounting with a full valuation allowance, but which deferred tax asset was determined in fiscal 2016 to not exist as of the acquisition date. Accordingly, in fiscal 2016, that deferred tax asset was removed along with the offsetting deferred tax asset valuation allowance.

During fiscal 2016, North Carolina enacted legislation to reduce the corporate income tax rate from 5% to 4% and phase-in over a three-year period a move to a single sales factor apportionment methodology. In addition, the Company underwent operational changes to leverage existing resources and capabilities of its Singapore subsidiary and consolidate operations and responsibilities associated with its foreign back-end manufacturing operations and

Qorvo, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

foreign customers in that Singapore subsidiary. Together these changes result in a significant decrease in the amount of future taxable income expected to be allocated to North Carolina and the other states in which the net operating loss and credit carryovers exist. As a result, it is no longer more likely than not that those state net operating loss and credit carryovers for which a valuation allowance is being provided will be used before they expire. The foreign net operating losses relate to the China subsidiary which owns the new internal assembly and test facility that became operational during the current fiscal year and has incurred losses since inception. At the end of fiscal 2016, a $5.2 million valuation allowance remained against foreign net deferred tax assets and a $29.5 million valuation allowance remained against domestic deferred tax assets as management has determined it is more likely than not that the related deferred tax assets will not be realized, effectively increasing the domestic net deferred tax liabilities.

The valuation allowance against net deferred tax assets decreased in fiscal 2015 by $129.5 million. The decrease was comprised of $135.7 million related to domestic deferred tax assets for which realization is now more likely than not with the increase in domestic deferred tax liabilities related to domestic amortizable intangible assets arising in connection with the Business Combination and other changes in the net deferred tax assets for foreign subsidiaries during the fiscal year, offset by an increase of $6.2 million related to deferred tax assets acquired in the Business Combination that are not more likely than not of being realized. As of the end of fiscal 2015, a $0.2 million valuation allowance remained against foreign net deferred tax assets and a $13.6 million valuation allowance remained against domestic deferred tax assets as it is more likely than not that the related deferred tax assets will not be realized, effectively increasing the domestic net deferred tax liabilities.

The valuation allowance against net deferred tax assets decreased in fiscal 2014 by $20.9 million. The decrease was comprised of the reversal of the $12.0 million U.K. valuation allowance established during fiscal 2013 and $15.1 million related to deferred tax assets used against deferred intercompany profits, offset by increases related to a $3.4 million adjustment in the net operating losses acquired in the Amalfi acquisition and $2.8 million for other changes in net deferred tax assets for domestic and for other foreign subsidiaries during the fiscal year. The U.K. valuation allowance was reversed in connection with the sale of the U.K. manufacturing facility in fiscal 2014 and the write-off of the remaining U.K. deferred tax assets.

As of April 2, 2016, the Company had federal loss carryovers of approximately $220.5 million that expire in fiscal years 2017 to 2035 if unused and state losses of approximately $173.5 million that expire in fiscal years 2017 to 2035 if unused. Federal research credits of $94.3 million, federal foreign tax credits of $4.9 million, and state credits of $52.4 million may expire in fiscal years 2018 to 2036, 2017 to 2026, and 2017 to 2031, respectively. Federal alternative minimum tax credits of $3.2 million will carry forward indefinitely. Included in the amounts above are certain net operating losses and other tax attribute assets acquired in conjunction with acquisitions in the current and prior years. The utilization of acquired domestic assets is subject to certain annual limitations as required under Internal Revenue Code Section 382 and similar state income tax provisions.

The Company has continued to expand its operations and increase its investments in numerous international jurisdictions. These activities expose the Company to taxation in multiple foreign jurisdictions. It is management's opinion that current and future undistributed foreign earnings will be permanently reinvested. Accordingly, no provision for U.S. federal and state income taxes has been made thereon. It is not practical to estimate the additional tax that would be incurred, if any, if the permanently reinvested earnings were repatriated. At April 2, 2016, the Company has not provided U.S. taxes on approximately $754.7 million of undistributed earnings of foreign subsidiaries that have been indefinitely reinvested outside the U.S.

In the Business Combination, the Company acquired foreign subsidiaries with tax holiday agreements in Costa Rica and Singapore. These tax holiday agreements have varying rates and expire in March 2024 and December 2021, respectively. Incentives from these countries are subject to the Company meeting certain employment and investment requirements. Income tax expense decreased in fiscal 2016 and 2015 by $8.3 million (approximately $0.06 per basic and diluted share impact), and $19.1 million (approximately $0.21 per basic and diluted share impact), respectively, as a result of these agreements.

The Company’s gross unrecognized tax benefits totaled $69.1 million as of April 2, 2016, $59.4 million as of March 28, 2015, and $39.4 million as of March 29, 2014. Of these amounts, $64.2 million (net of federal benefit of state taxes), $55.0 million (net of federal benefit of state taxes), and $30.9 million (net of federal benefit of state taxes) as of April 2, 2016, March 28, 2015, and March 29, 2014, respectively, represent the amounts of unrecognized tax benefits that, if recognized, would impact the effective tax rate in each of the fiscal years.

Qorvo, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

A reconciliation of the fiscal 2014 through fiscal 2016 beginning and ending amount of gross unrecognized tax benefits is as follows (in thousands):

	Fiscal Year
	2016	2015	2014
Beginning balance	$59,397	$39,423	$37,917
Additions based on positions related to current year	9,374	1,246	2,181
Additions for tax positions in prior years	2,723	23,986	229
Reductions for tax positions in prior years	(1,973)	(5,258)	(904)
Expiration of statute of limitations	(469)	—	—
Ending balance	$69,052	$59,397	$39,423

Of the fiscal 2015 additions to tax positions in prior years, $17.1 million was assumed by the Company in the Business Combination and relates to positions taken on tax returns for pre-acquisition periods.

It is the Company’s policy to recognize interest and penalties related to uncertain tax positions as a component of income tax expense. During fiscal years 2016, 2015 and 2014, the Company recognized $1.6 million, $1.2 million, and $0.9 million, respectively, of interest and penalties related to uncertain tax positions. Accrued interest and penalties related to unrecognized tax benefits totaled $5.0 million, $3.4 million, and $2.3 million as of April 2, 2016, March 28, 2015 and March 29, 2014, respectively.

The unrecognized tax benefits of $69.1 million and accrued interest and penalties of $5.0 million at the end of fiscal 2016 are recorded on the balance sheet as a $12.4 million long term liability, with the balance reducing the carrying value of the gross deferred tax assets.

Within the next 12 months, the Company believes it is reasonably possible that only a minimal amount of gross unrecognized tax benefits will be reduced as a result of reductions for tax positions taken in prior years where the only uncertainty was related to the timing of the tax deduction.

Income taxes payable of $29.9 million and $5.8 million as of April 2, 2016 and March 28, 2015, respectively, are included in "Other current liabilities" on the Consolidated Balance Sheets.

RFMD's and TriQuint's federal, North Carolina, and California tax returns for fiscal 2013 and calendar 2012, respectively, and subsequent tax years remain open for examination. Returns for calendar years 2005 through 2007 have been examined by the German taxing authorities and returns for subsequent fiscal tax years remain open for examination. Other material jurisdictions that are subject to examination by tax authorities are the U.K. (fiscal 2013 through present), Singapore (calendar 2011 through present) and China (calendar year 2004 through present). Tax attributes (including net operating loss and credit carryovers) arising in earlier fiscal years remain open to adjustment.

12.    NET (LOSS) INCOME PER SHARE

Pursuant to the terms of the Merger Agreement, effective January 1, 2015, the Company effected a one-for-four reverse stock split of the Company's issued and outstanding shares of common stock. In accordance with Staff Accounting Bulletin Topic 4.C, all share and per share information contained in the accompanying Consolidated Financial Statements, Notes to the Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operation (included in Item 7 of this report) have been retroactively adjusted to reflect the reverse stock split for all periods presented. See Note 5 for a further discussion of the Business Combination.

Qorvo, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

The following table sets forth the computation of basic and diluted net (loss) income per share (in thousands, except per share data):

	For Fiscal Year
	2016	2015	2014
Numerator:
Numerator for basic and diluted net (loss) income per share — net (loss) income available to common stockholders	$(28,845)	$196,303	$12,642
Denominator:
Denominator for basic net (loss) income per share — weighted average shares	141,937	90,477	70,499
Effect of dilutive securities:
Stock-based awards	—	2,734	1,520
Denominator for diluted net (loss) income per share — adjusted weighted average shares and assumed conversions	141,937	93,211	72,019
Basic net (loss) income per share	$(0.20)	$2.17	$0.18
Diluted net (loss) income per share	$(0.20)	$2.11	$0.18

In the computation of diluted net loss per share for fiscal 2016, approximately 5.0 million shares were excluded because the effect of their inclusion would have been anti-dilutive. In the computation of diluted net income per share for fiscal years 2015 and 2014, less than 0.1 million and 1.8 million shares were excluded because the exercise price of the options was greater than the average market price of the underlying common stock and the effect of their inclusion would have been anti-dilutive.

The computations of diluted net income per share for fiscal years 2015 and 2014 do not assume the conversion of the 2014 Notes. The 2014 Notes became due on April 15, 2014, and the remaining principal balance of $87.5 million plus interest of $0.4 million was paid with cash on hand.

13.    STOCK-BASED COMPENSATION

Summary of Stock Option Plans

2003 Stock Incentive Plan - RF Micro Devices, Inc.
The 2003 Stock Incentive Plan (the "2003 Plan") was approved by the Company's stockholders on July 22, 2003, and the Company was permitted to grant stock options and other types of equity incentive awards under the 2003 Plan, such as stock appreciation rights, restricted stock awards, performance shares and performance units. No further awards can be granted under this plan.

2006 Directors’ Stock Option Plan - RF Micro Devices, Inc.
At the Company’s 2006 annual meeting of stockholders, stockholders of the Company adopted the 2006 Directors’ Stock Option Plan, which replaced the Non-Employee Directors’ Stock Option Plan and reserved an additional 0.3 million shares of common stock for issuance to non-employee directors. Under the terms of this plan, directors who were not employees of the Company were entitled to receive options to acquire shares of common stock. No further awards can be granted under this plan.

2012 Stock Incentive Plan - RF Micro Devices, Inc.
The Company currently grants stock options and restricted stock units to employees and directors under the 2012 Stock Incentive Plan (the "2012 Plan"), which was approved by the Company's stockholders on August 16, 2012 and assumed by the Company in connection with the Business Combination. The Company is permitted to grant stock options and other types of equity incentive awards, under the 2012 Plan, such as stock appreciation rights, restricted stock awards, performance shares and performance units.

Qorvo, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

The maximum number of shares issuable under the 2012 Plan may not exceed the sum of (a) 4.3 million shares, plus (b) any shares of common stock (i) remaining available for issuance as of the effective date of the 2012 Plan under the Company's prior plans and (ii) subject to an award granted under a prior plan, which awards are forfeited, canceled, terminated, expire or lapse for any reason. As of April 2, 2016, 4.4 million shares were available for issuance under the 2012 Plan. The aggregate number of shares subject to performance-based restricted stock units awarded for fiscal 2016 under the 2012 Plan was 0.1 million shares.

1996 Stock Incentive Program - TriQuint Semiconductor, Inc.
Effective upon the closing of the Business Combination, the Company assumed the TriQuint, Inc. 1996 Stock Incentive Program (the “TriQuint 1996 Stock Incentive Program”), originally adopted by TriQuint. The TriQuint 1996 Stock Incentive Program provides for the grant of incentive and non-qualified stock options to officers, outside directors and other employees of TriQuint or any parent or subsidiary. The TriQuint 1996 Stock Incentive Program was amended in 2002 to provide that options granted thereunder must have an exercise price per share no less than 100% of the fair market value of the share price on the grant date. In 2005, the TriQuint 1996 Stock Incentive Program was further amended to extend the term of the program to 2015 and permit the award of restricted stock, restricted stock units, stock appreciation rights, performance shares and performance units in addition to the grant of stock options. In addition, the amendment provided specific performance criteria that the plan administrator may use to establish performance objectives. The terms of each grant under the TriQuint 1996 Stock Incentive Program may not exceed ten years. No further awards can be granted under this program.

2008 Inducement Award Plan- TriQuint Semiconductor, Inc.
Effective upon the closing of the Business Combination, the Company assumed the sponsorship of the TriQuint, Inc. 2008 Inducement Award Plan (the “TriQuint 2008 Inducement Award Plan”), originally adopted by TriQuint. The TriQuint 2008 Inducement Award Plan provides for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights and other stock or cash awards to employees of TriQuint or any parent or subsidiary. The options granted thereunder must have an exercise price per share no less than 100% of the fair market value per share on the date of grant. The terms of each grant under the plan may not exceed ten years. No further awards can be granted under this plan.

2009 Incentive Plan - TriQuint Semiconductor, Inc.
Effective upon the closing of the Business Combination, the Company assumed the TriQuint, Inc. 2009 Incentive Plan (the “TriQuint 2009 Incentive Plan”), originally adopted by TriQuint. The TriQuint 2009 Incentive Plan provides for the grant of stock options, restricted stock units, stock appreciation rights and other stock or cash awards to employees, officers, directors, consultants, agents, advisors and independent contractors of TriQuint and its subsidiaries and affiliates. The options granted thereunder must have an exercise price per share no less than 100% of the fair market value per share on the date of grant. The terms of each grant under the TriQuint 2009 Incentive Plan may not exceed ten years. No further awards can be granted under this plan.

2012 Incentive Plan - TriQuint Semiconductor, Inc.
Effective upon the closing of the Business Combination, the Company assumed the TriQuint, Inc. 2012 Incentive Plan (the “TriQuint 2012 Incentive Plan”), originally adopted by TriQuint. The TriQuint 2012 Incentive Plan replaces the TriQuint 2009 Incentive Plan and provides for the grant of stock options, restricted stock units, stock appreciation rights and other stock or cash awards to employees, officers, directors, consultants, agents, advisors and independent contractors of TriQuint and its subsidiaries and affiliates. The options granted thereunder must have an exercise price per share no less than 100% of the fair market value per share on the date of grant. The terms of each grant under the TriQuint 2012 Incentive Plan may not exceed ten years. No further awards can be granted under this plan.

2013 Incentive Plan - TriQuint Semiconductor, Inc.
Effective upon the closing of the Business Combination, the Company assumed the TriQuint, Inc. 2013 Incentive Plan (the “TriQuint 2013 Incentive Plan”), originally adopted by TriQuint, allowing Qorvo to issue awards under this plan. The TriQuint 2013 Incentive Plan replaces the TriQuint 2012 Incentive Plan and provides for the grant of stock options, restricted stock units, stock appreciation rights and other stock or cash awards to employees, officers, directors, consultants, agents, advisors and independent contractors of TriQuint and its subsidiaries and affiliates who were such prior to the Business Combination or who become employed by the Company or its affiliates after the closing of the Business Combination. Former employees, officers and directors of RFMD are not eligible for awards under the TriQuint 2013 Incentive Plan. The options granted thereunder must have an exercise price per

Qorvo, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

share no less than 100% of the fair market value per share on the date of grant. The terms of each grant under the TriQuint 2013 Incentive Plan may not exceed ten years. As of April 2, 2016, 3.5 million shares were available for issuance under the TriQuint 2013 Incentive Plan.

2015 Inducement Stock Plan - Qorvo, Inc.
The 2015 Inducement Stock Plan (the "2015 Inducement Plan") provides for the grant of equity awards to persons as a material inducement to become employees of the Company or its affiliates. The plan provides for the grant of stock options, restricted stock units, stock appreciation rights and other stock-based awards. The maximum number of shares issuable under the 2015 Inducement Plan may not exceed the sum of (a) 0.3 million shares, plus (b) any shares of common stock (i) remaining available for issuance as of the effective date of the 2015 Inducement Stock Plan under the TriQuint 2008 Inducement Award Plan and (ii) subject to an award granted under the TriQuint 2008 Inducement Award Plan, which awards are forfeited, canceled, terminated, expire or lapse for any reason. No awards were made under the 2015 Inducement Plan in fiscal years 2016 or 2015.

Employee Stock Purchase Plan - Qorvo, Inc.
Effective upon closing of the Business Combination, the Company assumed the TriQuint Employee Stock Purchase Plan ("ESPP"), which is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. All regular full-time employees of the Company (including officers) and all other employees who meet the eligibility requirements of the plan may participate in the ESPP. The ESPP provides eligible employees an opportunity to acquire the Company’s common stock at 85.0% of the lower of the closing price per share of the Company’s common stock on the first or last day of each six-month purchase period. At April 2, 2016, 5.8 million shares were available for future issuance under this plan. The Company makes no cash contributions to the ESPP, but bears the expenses of its administration. The Company issued 0.4 million shares under the ESPP in fiscal 2016.

For fiscal years 2016, 2015 and 2014, the primary stock-based awards and their general terms and conditions are as follows:

Stock options are granted to employees with an exercise price equal to the market price of the Company’s stock at the date of grant, generally vest over a four-year period from the grant date, and generally expire 10 years from the grant date. Restricted stock units granted by the Company in fiscal years 2016, 2015 and 2014 are either service-based, performance and service-based, or based on total stockholder return. Service-based restricted stock units generally vest over a four-year period from the grant date. Performance and service-based restricted stock units are earned based on Company performance of stated metrics generally during the fiscal year and, if earned, vest one-half when earned and the balance over two years. Restricted stock units based on total stockholder return are earned based upon total stockholder return of the Company in comparison to the total stockholder return of a benchmark index and can be earned over one, two and three-year performance periods. Under the 2012 Plan for fiscal years 2014 and 2013 and the 2006 Directors’ Stock Option Plan for fiscal 2012, stock options granted to non-employee directors (other than initial options, as described below) had an exercise price equal to the fair market value of the Company’s stock at the date of grant, vested immediately upon grant and expire 10 years from the grant date. Each non-employee director who was first elected or appointed to the Board of Directors during such period received an initial option covering shares with a value set by the Board of Directors at an exercise price equal to the fair market value of the Company’s stock at the date of grant, which vested over a two-year period from the grant date and expired 10 years from the grant date. At the director’s option, the director could elect to receive all or part of the initial grant in restricted stock units. In fiscal year 2016, each non-employee director who was first elected or appointed to the Board of Directors during such period received an initial grant in restricted stock units. Thereafter, each non-employee director was eligible to receive an annual grant of restricted stock units.

The options and restricted stock units granted to certain officers of the Company generally will, in the event of the officer's termination other than for cause and subject to the officer executing certain agreements in favor of the Company, continue to vest pursuant to the same vesting schedule as if the officer had remained an employee of the Company and as a result, these awards are expensed at grant date. In fiscal 2016, stock-based compensation of $16.1 million was recognized upon the grant of 0.2 million options and restricted share units to certain officers of the Company.

Qorvo, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Stock-Based Compensation

Under ASC 718, stock-based compensation cost is measured at the grant date, based on the estimated fair value of the award using an option pricing model for stock options (Black-Scholes) and market price for restricted stock units, and is recognized as expense over the employee's requisite service period. ASC 718 covers a wide range of stock-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights and employee stock purchase plans.

Total pre-tax stock-based compensation expense recognized in the Consolidated Statements of Operations was $139.5 million for fiscal 2016, net of expense capitalized into inventory. For fiscal years 2015 and 2014, the total pre-tax stock-based compensation expense recognized was $64.9 million and $29.9 million, respectively, net of expense capitalized into inventory.

A summary of activity of the Company’s director and employee stock option plans follows:

	Shares (in thousands)	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding as of March 28, 2015	7,764	$18.61
Granted	5	$77.79
Exercised	(1,534)	$17.32
Canceled	(19)	$26.01
Forfeited	(82)	$19.36
Outstanding as of April 2, 2016	6,134	$18.93	5.16	$196,210
Vested and expected to vest as of April 2, 2016	6,103	$18.86	5.16	$195,663
Options exercisable as of April 2, 2016	4,970	$17.78	4.90	$164,364

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value, based upon the Company’s closing stock price of $50.82 as of April 2, 2016, that would have been received by the option holders had all option holders with in-the-money options exercised their options as of that date.

The fair value of each option award is estimated on the date of grant using a Black-Scholes option-pricing model based on the assumptions noted in the following tables:

	Fiscal Year
	2016	2015	2014
Expected volatility	42.8%	40.6%	43.2%
Expected dividend yield	0.0%	0.0%	0.0%
Expected term (in years)	5.7	5.6	5.5
Risk-free interest rate	1.6%	1.7%	1.4%
Weighted-average grant-date fair value of options granted during the period	$32.62	$22.49	$8.30

The total intrinsic value of options exercised during fiscal 2016, was $74.9 million. For fiscal years 2015 and 2014, the total intrinsic value of options exercised was $83.7 million and $3.1 million, respectively.

Cash received from the exercise of stock options and from participation in the employee stock purchase plan (excluding accrued unremitted employee funds) was approximately $44.5 million for fiscal 2016 and is reflected in cash flows from financing activities in the Consolidated Statements of Cash Flows. The Company settles employee stock options with newly issued shares of the Company's common stock.

Qorvo, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

The Company used the implied volatility of market-traded options on the Company’s common stock for the expected volatility assumption input to the Black-Scholes option-pricing model, consistent with the guidance in ASC 718. The selection of implied volatility data to estimate expected volatility was based upon the availability of actively-traded options on the Company’s common stock and the Company’s assessment that implied volatility is more representative of future common stock price trends than historical volatility.

The dividend yield assumption is based on the Company’s history and expectation of future dividend payouts and may be subject to change in the future. The Company has never paid a dividend.

The expected life of employee stock options represents the weighted-average period that the stock options are expected to remain outstanding. The Company’s method of calculating the expected term of an option is based on the assumption that all outstanding options will be exercised at the midpoint of the current date and full contractual term, combined with the average life of all options that have been exercised or canceled. The Company believes that this method provides a better estimate of the future expected life based on analysis of historical exercise behavioral data.

The risk-free interest rate assumption is based upon observed interest rates appropriate for the terms of the Company’s employee stock options.

ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Based upon historical pre-vesting forfeiture experience, the Company assumed an annualized forfeiture rate of 1.6% for both stock options and restricted stock units.

The following activity has occurred with respect to restricted stock unit awards:

	Shares (in thousands)	Weighted-Average Grant-Date Fair Value
Balance at March 28, 2015	2,202	$34.29
Granted	923	56.65
Vested	(972)	27.86
Forfeited	(58)	51.81
Balance at April 2, 2016	2,095	$47.09

As of April 2, 2016, total remaining unearned compensation cost related to nonvested restricted stock units was $54.8 million, which will be amortized over the weighted-average remaining service period of approximately 1.3 years.

The total fair value of restricted stock units that vested during fiscal 2016 was $60.2 million, based upon the fair market value of the Company’s common stock on the vesting date. For fiscal years 2015 and 2014, the total fair value of restricted stock units that vested was $93.5 million and $30.0 million, respectively.

Qorvo, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

14.    STOCKHOLDERS’ EQUITY

Stock Repurchase

On February 5, 2015, the Company announced that its Board of Directors authorized the repurchase of up to $200.0 million of its outstanding common stock, exclusive of related fees, commissions or other expenses. On August 11, 2015, the Company announced the completion of this $200.0 million share repurchase program having repurchased on the open market approximately 2.4 million shares at an average price of $63.14 during fiscal 2016 and 0.8 million shares at an average price of $65.87 during fiscal 2015.

On August 11, 2015, the Company announced that its Board of Directors authorized a new share repurchase program to repurchase up to $400.0 million of the Company's outstanding common stock. On September 10, 2015, the Company announced the completion of this $400.0 million share repurchase program having repurchased approximately 7.3 million shares at an average price of $54.75 on the open market in the second quarter of fiscal 2016.

On November 5, 2015, the Company announced that its Board of Directors authorized a new share repurchase program to repurchase up to $1.0 billion of the Company's outstanding common stock through November 4, 2016. Under the share repurchase program, share repurchases will be made in accordance with applicable securities laws on the open market or in privately negotiated transactions. The extent to which the Company repurchases its shares, the number of shares and the timing of any repurchases will depend on general market conditions, regulatory requirements, alternative investment opportunities and other considerations. The program does not require the Company to repurchase a minimum number of shares, and may be modified, suspended or terminated at any time without prior notice. During fiscal 2016, the Company repurchased approximately 14.6 million shares of common stock for approximately $750.0 million under the current program.

In connection with the Business Combination, each share of RFMD common stock was converted into the right to receive 0.25 of a share of Qorvo common stock plus cash in lieu of fractional shares, and each share of TriQuint common stock was converted into the right to receive 0.4187 of a share of Qorvo common stock plus cash in lieu of fractional shares.  Approximately 13,160 fractional shares were repurchased for $0.9 million.

Prior to the Business Combination, RFMD had a share repurchase program under which RFMD was authorized to repurchase up to $200.0 million of RFMD's outstanding shares of common stock. Denominated in shares of Qorvo common stock, during fiscal 2014, RFMD repurchased approximately 0.6 million shares at an average price of $20.12 on the open market for approximately $12.8 million including transaction costs.

Accelerated Share Repurchase Program

On February 16, 2016, the Company entered into variable maturity accelerated share repurchase ("ASR") agreements (a $250.0 million collared agreement and a $250.0 million uncollared agreement) with Bank of America, N.A. These agreements are part of the $1.0 billion share repurchase program described above. For the upfront payment of $500.0 million, the Company received 3.1 million shares of our common stock under the collared agreement (representing 50% of the shares the Company would have repurchased assuming an average share price of $40.78) and 4.9 million shares of our common stock under the uncollared agreement (representing 80% of the shares the Company would have repurchased assuming an average share price of $40.78).  On March 10, 2016, the Company received an additional 2.0 million shares of our common stock under the collared agreement. Final settlements of the ASR agreements are expected to be completed in the first quarter of fiscal 2017.

The shares were retired in the periods they were delivered, and the upfront payment was accounted for as a reduction to stockholders' equity in the Company's Consolidated Balance Sheet in the period the payment was made. The Company reflects each ASR as a repurchase of common stock in the period delivered for purposes of calculating earnings per share and as a forward contract indexed to its own common stock. The ASRs met all of the applicable criteria for equity classification, and therefore, were not accounted for as derivative instruments.

Qorvo, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Common Stock Reserved For Future Issuance

At April 2, 2016, the Company had reserved a total of approximately 22.2 million of its authorized 405.0 million shares of common stock for future issuance as follows (in thousands):

Outstanding stock options under formal directors’ and employees’ stock option plans	6,134
Possible future issuance under Company stock incentive plans	8,181
Employee stock purchase plan	5,814
Restricted stock-based units granted	2,095
Total shares reserved	22,224

15.    OPERATING SEGMENT AND GEOGRAPHIC INFORMATION

The Company's operating segments as of April 2, 2016 are Mobile Products (MP) and Infrastructure and Defense Products (IDP) based on the organizational structure and information reviewed by the Company’s chief operating decision maker (or CODM), and are managed separately based on the end markets and applications they support. The CODM allocates resources and assesses the performance of each operating segment primarily based on non-GAAP operating income (loss) and non-GAAP operating income (loss) as a percentage of revenue.

In the fourth quarter of fiscal 2015, the Company renamed its reportable segments from Cellular Products Group to MP, and Multi-Market Products Group to IDP, as a result of the Business Combination. Additionally, the CODM elected to discontinue reporting Compound Semiconductor Group as an operating segment.

MP is a leading global supplier of RF solutions that perform various functions in the increasingly complex cellular radio front end section of smartphones and other cellular devices. These RF solutions are required in fourth generation (“4G”) data-centric devices operating under Long-Term Evolution (“LTE”) and other 4G networks, as well as third generation (“3G”) and second generation (“2G”) mobile devices. These solutions include complete RF front end modules that combine high-performance filters, power amplifiers (“PAs”) and switches, PA modules, transmit modules, antenna control solutions, antenna switch modules, switch filter modules, switch duplexer modules and envelope tracking power management devices. MP supplies its broad portfolio of RF solutions into a variety of mobile devices, including smartphones, handsets, notebook computers, wearables and tablets.

IDP is a leading global supplier of a broad array of RF solutions to wireless network infrastructure, defense and aerospace markets and short-range connectivity applications for commercial, consumer, industrial and automotive markets. Infrastructure applications include 4G LTE and 3G base station deployments, WiFi infrastructure, microwave point-to-point radio and optical network links, and CATV wireline infrastructure. Defense and aerospace applications, which require extreme precision, reliability, durability and supply assurance, include a variety of advanced systems, such as active phased array radar, electronic warfare and various communications applications. Industrial and automotive applications include energy management, private mobile radio, satellite radio and test and measurement equipment. The Company's IDP products include high power GaAs and GaN PAs, low noise amplifiers, switches, fixed frequency and voltage-controlled oscillators, filters, attenuators, modulators, driver and transimpedance amplifiers and various multichip and hybrid assemblies.

The “All other” category includes operating expenses such as stock-based compensation, amortization of intangible assets, acquired inventory step-up and revaluation, acquisition and integration related costs, impairment of intangible asset, intellectual property rights (IPR) litigation costs, restructuring and disposal costs, start-up costs, certain consulting costs, and other miscellaneous corporate overhead expenses that the Company does not allocate to its reportable segments because these expenses are not included in the segment operating performance measures evaluated by the Company’s CODM. The CODM does not evaluate operating segments using discrete asset information. The Company’s operating segments do not record intercompany revenue. The Company does not allocate gains and losses from equity investments, interest and other income, or taxes to operating segments. Except as discussed above regarding the “All other” category, the Company’s accounting policies for segment reporting are the same as for the Company as a whole.

Qorvo, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

The following tables present details of the Company’s reportable segments and a reconciliation of the “All other” category (in thousands):

	Fiscal Year
	2016	2015	2014
Revenue:
MP	$2,083,334	$1,395,035	$935,313
IDP	523,512	313,274	212,897
All other (1)	3,880	2,657	21
Total revenue	$2,610,726	$1,710,966	$1,148,231
Income from operations:
MP	$591,751	$404,382	$109,862
IDP	108,370	72,262	32,315
All other	(688,153)	(354,178)	(114,836)
Income from operations	$11,968	$122,466	$27,341
Interest expense	$(23,316)	$(1,421)	$(5,983)
Interest income	2,068	450	179
Other income (expense)	6,418	(254)	2,336
(Loss) income before income taxes	$(2,862)	$121,241	$23,873

(1) "All other" revenue for fiscal years 2016 and 2015 relates to royalty income that is not allocated to MP or IDP.

	Fiscal Year
	2016	2015	2014
Reconciliation of “All other” category:
Stock-based compensation expense	$(139,516)	$(64,941)	$(29,901)
Amortization of intangible assets	(494,589)	(142,749)	(28,638)
Acquired inventory step-up and revaluation	—	(72,850)	—
Impairment of intangible asset	—	—	(11,300)
Acquisition and integration related costs	(26,503)	(41,539)	(8,105)
Restructuring and disposal costs	(4,235)	(14,175)	(8,118)
IPR litigation costs	(1,205)	(8,263)	(7,578)
Start-up costs	(14,110)	(1,698)	(597)
Certain consulting costs	—	(875)	(11,295)
Other expenses (including (gain) loss on assets and other miscellaneous corporate overhead)	(7,995)	(7,088)	(9,304)
Loss from operations for “All other”	$(688,153)	$(354,178)	$(114,836)

The consolidated financial statements include revenue to customers by geographic region that are summarized as follows (in thousands):

	Fiscal Year
	2016	2015	2014
Revenue:
United States	$306,328	$315,775	$342,805
International	2,304,398	1,395,191	805,426

Qorvo, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

	Fiscal Year
	2016	2015	2014
Revenue:
United States	12%	18%	30%
Asia	83	75	66
Europe	4	6	4
Other	1	1	—

The consolidated financial statements include the following long-lived tangible asset amounts related to operations of the Company by geographic region (in thousands):

	Fiscal Year
	2016	2015	2014
Long-lived tangible assets:
United States	$816,882	$697,305	$120,885
International	230,006	186,066	75,111

Sales, for geographic disclosure purposes, are based on the “sold to” address of the customer. The “sold to” address is not always an accurate representation of the location of final consumption of the Company’s components. Of the Company’s total revenue for fiscal 2016, approximately 61% ($1,601.0 million) was from customers in China and 14% ($365.1 million) from customers in Taiwan. Long-lived tangible assets primarily include property and equipment and at April 2, 2016, approximately $183.8 million (or 18%) of the Company’s total property and equipment was located in China.

Qorvo, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

16.    QUARTERLY FINANCIAL SUMMARY (UNAUDITED):

Fiscal 2016 Quarter
(in thousands, except
per share data)	First		Second		Third		Fourth
Revenue	$673,641		$708,335		$620,681		$608,069
Gross profit	279,517		284,848		230,988		254,200
Net income (loss)	2,036	(2),(3)	4,448	(2),(3),(6)	(11,127)	(2),(3),(5)	(24,202)	(2),(3), (5),(7)
Net income (loss) per share:
Basic	$0.01		$0.03		$(0.08)		$(0.18)
Diluted	$0.01		$0.03		$(0.08)		$(0.18)

Fiscal 2015 Quarter
(in thousands, except
per share data)	First		Second		Third		Fourth(1)
Revenue	$316,321		$362,667		$397,086		$634,892
Gross profit	142,269		167,451		190,702		188,886
Net income	38,647	(2)	63,311	(2)	87,863	(2)	6,482	(2),(3),(4)
Net income per share:
Basic	$0.54		$0.88		$1.21		$0.04
Diluted	$0.52		$0.85		$1.18		$0.04

1. The Business Combination was completed on January 1, 2015, and as a result, TriQuint's results of operations which include revenue of $259.5 million and a net loss of $132.5 million, are included for the period of January 1, 2015 through March 28, 2015.
2. The Company recorded integration related expenses of $10.4 million, $5.6 million, $5.0 million and $5.5 million, in the first, second, third and fourth quarters of fiscal 2016, respectively, associated with the Business Combination. The Company recorded acquisition and integration related expenses of $8.5 million, $7.4 million, $7.5 million, and $20.1 million, in the first, second, third and fourth quarters of fiscal 2015, respectively, associated with the Business Combination (Note 5).
3. The Company recorded restructuring expenses (including stock-based compensation) of $2.9 million, $3.8 million, $3.0 million, and $0.4 million in the first, second, third and fourth quarters of fiscal 2016, respectively, associated with the Business Combination. The Company recorded restructuring expenses (including stock-based compensation) of $10.9 million, associated with the Business Combination in the fourth quarter of fiscal 2015 (Note 5).
4. Income tax benefit of $110.0 million for the fourth quarter of fiscal 2015 consists of an income tax benefit generated by the reduction in the valuation allowance against domestic deferred tax assets which offset the income tax expense from operations (Note 11).
5. In the third quarter of fiscal 2016, we issued $450.0 million aggregate principal amount of 6.75% Senior Notes due 2023 and $550.0 million aggregate principal amount of 7.00% Senior Notes due 2025 and recorded interest expense of $6.7 million and 13.9 million (net of capitalized interest), in the third and fourth quarters of fiscal 2016, respectively.
6. Income tax expense of $13.8 million for the second quarter of fiscal 2016, includes a discrete period expense of $4.6 million related to reductions to state deferred tax assets (Note 11).

7.
Income tax expense of $21.5 million for the fourth quarter of fiscal 2016, includes a discrete period expense of $16.3 million related to increases in the valuation allowance for state net operating loss and state credit deferred tax assets (Note 11).

The Company uses a 52- or 53-week fiscal year ending on the Saturday closest to March 31 of each year. The first fiscal quarter of each year ends on the Saturday closest to June 30, the second fiscal quarter of each year ends on the Saturday closest to September 30 and the third fiscal quarter of each year ends on the Saturday closest to December 31. Fiscal year 2016 was a 53-week fiscal year, with the second quarter of fiscal 2016 having an extra week (14 weeks). Each quarter of fiscal 2015 contained a comparable number of weeks (13 weeks).

Qorvo, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

17.    CONDENSED CONSOLIDATING FINANCIAL INFORMATION

As discussed in Note 7, the Notes were issued pursuant to the Indenture by and among the Company, the Company's domestic subsidiaries that guarantee the Company's obligations under its revolving credit facility, as guarantors, and MUFG Union Bank, N.A., as trustee. The Notes are fully and unconditionally guaranteed on a joint and several basis by each guarantor subsidiary, each of which is 100% owned, directly or indirectly, by Qorvo, Inc. (the "Parent Company"). As discussed in Note 1, the Business Combination of RFMD and TriQuint under Parent Company, a new holding company, closed on January 1, 2015. A guarantor subsidiary’s guarantee can be released in certain customary circumstances.

In accordance with Rule 3-10 of Regulation S-X, the following presents the condensed consolidating financial information separately for:

(i)	the Parent Company, the issuer of the Notes;

(ii)	the guarantor subsidiaries, on a combined basis, as specified in the Indenture;

(iii)	the non-guarantor subsidiaries, on a combined basis;

(iv)
consolidating entries and eliminations representing adjustments to (a) eliminate intercompany transactions between or among the Parent Company, the guarantor subsidiaries and the non-guarantor subsidiaries, (b) eliminate intercompany profit in inventory, (c) eliminate the investments in the Company’s subsidiaries and (d) record consolidating entries; and

(v)	the Company, on a consolidated basis.

Each entity in the consolidating financial information follows the same accounting policies as described in the consolidated financial statements, except for the use by the Parent Company and guarantor subsidiaries of the equity method of accounting to reflect ownership interests in subsidiaries that are eliminated upon consolidation. The financial information may not necessarily be indicative of the financial position, results of operations, comprehensive income (loss), and cash flows, had the Parent Company, guarantor or non-guarantor subsidiaries operated as independent entities.

Qorvo, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

	Condensed Consolidating Balance Sheet
	April 2, 2016
(in thousands)	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$220,633	$205,248	$—	$425,881
Short-term investments	—	186,808	—	—	186,808
Accounts receivable, less allowance	—	203,488	112,868	—	316,356
Intercompany accounts and notes receivable	—	532,508	404,330	(936,838)	—
Inventories	—	186,627	325,346	(84,422)	427,551
Prepaid expenses	—	56,151	7,699	—	63,850
Other receivables	—	37,033	10,347	—	47,380
Other current assets	—	40,866	518	—	41,384
Total current assets	—	1,464,114	1,066,356	(1,021,260)	1,509,210
Property and equipment, net	—	807,586	239,495	(193)	1,046,888
Goodwill	—	1,868,816	266,881	—	2,135,697
Intangible assets, net	—	786,314	1,026,201	—	1,812,515
Long-term investments	—	26,050	—	—	26,050
Long-term intercompany accounts and notes receivable	—	564,397	267,823	(832,220)	—
Investment in subsidiaries	6,151,120	1,645,846	—	(7,796,966)	—
Other non-current assets	1,091	39,478	25,890	—	66,459
Total assets	$6,152,211	$7,202,601	$2,892,646	$(9,650,639)	$6,596,819
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$—	$141,792	$66,508	$(2,936)	$205,364
Intercompany accounts and notes payable	—	404,330	532,508	(936,838)	—
Accrued liabilities	25,445	93,609	18,835	—	137,889
Other current liabilities	—	20,122	10,426	—	30,548
Total current liabilities	25,445	659,853	628,277	(939,774)	373,801
Long-term debt, net	988,130	—	—	—	988,130
Deferred tax liabilities	(93,340)	195,462	50,038	—	152,160
Long-term intercompany accounts and notes payable	232,303	267,823	332,094	(832,220)	—
Other long-term liabilities	—	39,288	43,768	—	83,056
Total liabilities	1,152,538	1,162,426	1,054,177	(1,771,994)	1,597,147
Total stockholders’ equity	4,999,673	6,040,175	1,838,469	(7,878,645)	4,999,672
Total liabilities and stockholders’ equity	$6,152,211	$7,202,601	$2,892,646	$(9,650,639)	$6,596,819

Qorvo, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

	Condensed Consolidating Balance Sheet
	March 28, 2015
(in thousands)	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$154,332	$145,482	$—	$299,814
Short-term investments	—	244,830	—	—	244,830
Accounts receivable, less allowance	—	247,533	106,297	—	353,830
Intercompany accounts and notes receivable	—	482,276	194,253	(676,529)	—
Inventories	—	147,660	282,190	(82,950)	346,900
Prepaid expenses	—	48,508	3,661	—	52,169
Other receivables	—	25,268	548	—	25,816
Deferred tax assets	85,150	63,965	1,093	—	150,208
Other current assets	—	25,853	685	—	26,538
Total current assets	85,150	1,440,225	734,209	(759,479)	1,500,105
Property and equipment, net	—	684,363	199,089	(81)	883,371
Goodwill	—	1,873,706	266,880	—	2,140,586
Intangible assets, net	—	988,367	1,318,862	—	2,307,229
Long-term investments	—	4,083	—	—	4,083
Long-term intercompany accounts and notes receivable	—	353,481	222,197	(575,678)	—
Investment in subsidiaries	6,163,621	1,645,624	—	(7,809,245)	—
Other non-current assets	—	30,158	26,847	—	57,005
Total assets	$6,248,771	$7,020,007	$2,768,084	$(9,144,483)	$6,892,379
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$—	$138,939	$44,714	$(1,185)	$182,468
Intercompany accounts and notes payable	—	194,253	482,276	(676,529)	—
Accrued liabilities	—	113,451	18,420	—	131,871
Other current liabilities	—	18,005	(7,034)	—	10,971
Total current liabilities	—	464,648	538,376	(677,714)	325,310
Deferred tax liabilities	—	245,092	65,097	—	310,189
Long-term intercompany accounts and notes payable	75,611	222,197	277,870	(575,678)	—
Other long-term liabilities	—	42,571	41,149	—	83,720
Total liabilities	75,611	974,508	922,492	(1,253,392)	719,219
Total stockholders’ equity	6,173,160	6,045,499	1,845,592	(7,891,091)	6,173,160
Total liabilities and stockholders’ equity	$6,248,771	$7,020,007	$2,768,084	$(9,144,483)	$6,892,379

Qorvo, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

	Consolidating Statement of Operations and Comprehensive Income (Loss)
	Fiscal Year Ended April 2, 2016
(in thousands)	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$2,212,062	$2,762,150	$(2,363,486)	$2,610,726
Cost of goods sold	—	1,778,336	2,060,702	(2,277,865)	1,561,173
Gross profit	—	433,726	701,448	(85,621)	1,049,553
Operating expenses:
Research and development	67,158	106,560	304,219	(29,174)	448,763
Marketing and selling	28,438	127,499	285,354	(20,824)	420,467
General and administrative	43,920	24,315	75,239	(29,842)	113,632
Other operating expense	—	50,928	2,447	1,348	54,723
Total operating expenses	139,516	309,302	667,259	(78,492)	1,037,585
Income (loss) from operations	(139,516)	124,424	34,189	(7,129)	11,968
Interest expense	(21,895)	(2,419)	(3,029)	4,027	(23,316)
Interest income	—	2,650	3,003	(3,585)	2,068
Other income (expense)	—	5,467	(298)	1,249	6,418
(Loss) income before income taxes	(161,411)	130,122	33,865	(5,438)	(2,862)
Income tax (expense) benefit	44,014	(49,751)	(20,246)	—	(25,983)
Income in subsidiaries	88,552	—	—	(88,552)	—
Net (loss) income	$(28,845)	$80,371	$13,619	$(93,990)	$(28,845)

Comprehensive (loss) income	$(31,854)	$76,118	$14,862	$(90,980)	$(31,854)

Qorvo, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

	Consolidating Statement of Operations and Comprehensive Income (Loss)
	Fiscal Year Ended March 28, 2015
(in thousands)	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$2,523,495	$1,408,913	$(2,221,442)	$1,710,966
Cost of goods sold	—	1,910,297	1,260,814	(2,149,453)	1,021,658
Gross profit	—	613,198	148,099	(71,989)	689,308
Operating expenses:
Research and development	18,335	202,337	45,751	(8,929)	257,494
Marketing and selling	7,579	101,068	78,193	(22,183)	164,657
General and administrative	16,197	59,470	11,862	(2,300)	85,229
Other operating expense	—	55,774	3,475	213	59,462
Total operating expenses	42,111	418,649	139,281	(33,199)	566,842
Income (loss) from operations	(42,111)	194,549	8,818	(38,790)	122,466
Interest expense	—	(2,770)	(1,583)	2,932	(1,421)
Interest income	—	1,009	2,281	(2,840)	450
Other (expense) income	—	(906)	694	(42)	(254)
Income (loss) before income taxes	(42,111)	191,882	10,210	(38,740)	121,241
Income tax benefit (expense)	13,350	73,268	(11,556)	—	75,062
Income in subsidiaries	35,243	—	—	(35,243)	—
Net income (loss)	$6,482	$265,150	$(1,346)	$(73,983)	$196,303

Comprehensive income (loss)	$6,482	$269,071	$(4,606)	$(73,983)	$196,964

Qorvo, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

	Consolidating Statement of Operations and Comprehensive Income
	Fiscal Year Ended March 29, 2014
(in thousands)	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$1,794,138	$1,003,550	$(1,649,457)	$1,148,231
Cost of goods sold	—	1,437,594	914,367	(1,608,657)	743,304
Gross profit	—	356,544	89,183	(40,800)	404,927
Operating expenses:
Research and development	—	186,596	12,625	(1,952)	197,269
Marketing and selling	—	78,170	18,404	(21,902)	74,672
General and administrative	—	69,530	9,854	(2,652)	76,732
Other operating expense	—	10,022	17,039	1,852	28,913
Total operating expenses	—	344,318	57,922	(24,654)	377,586
Income from operations	—	12,226	31,261	(16,146)	27,341
Interest expense	—	(6,583)	(1,317)	1,917	(5,983)
Interest income	—	896	1,250	(1,967)	179
Other income	—	2,223	113	—	2,336
Income before income taxes	—	8,762	31,307	(16,196)	23,873
Income tax expense	—	(304)	(10,927)	—	(11,231)
Net income	$—	$8,458	$20,380	$(16,196)	$12,642

Comprehensive income	$—	$8,461	$20,090	$(16,196)	$12,355

Qorvo, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

	Condensed Consolidating Statement of Cash Flows
	Fiscal Year Ended April 2, 2016
(in thousands)	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by operating activities	$282,955	$273,171	$131,801	$—	$687,927
Investing activities:
Purchase of available-for-sale securities	—	(340,527)	—	—	(340,527)
Proceeds from maturities of available-for-sale securities	—	390,009	—	—	390,009
Purchase of investments	—	(25,000)	—	—	(25,000)
Proceeds from the sale of investments	—	11,575	—	—	11,575
Purchase of property and equipment	—	(244,817)	(70,807)	—	(315,624)
Proceeds from sale of property and equipment	—	595	258	—	853
Net cash used in investing activities	—	(208,165)	(70,549)	—	(278,714)
Financing activities:
Proceeds from debt issuances	1,175,000	—	—	—	1,175,000
Payment of debt	(175,000)	—	—	—	(175,000)
Excess tax benefit from exercises of stock options	935	—	—	—	935
Debt issuance costs	(13,588)	—	—	—	(13,588)
Proceeds from the issuance of common stock	51,875	—	—	—	51,875
Repurchase of common stock, including transaction costs	(1,300,009)	—	—	—	(1,300,009)
Tax withholding paid on behalf of employees for restricted stock units	(22,168)	—	—	—	(22,168)
Restricted cash associated with financing activities	—	131	—	—	131
Other financing	—	(28)	—	—	(28)
Net transactions with related parties	—	1,192	(1,192)	—	—
Net cash (used in) provided by financing activities	(282,955)	1,295	(1,192)	—	(282,852)
Effect of exchange rate changes on cash	—	—	(294)	—	(294)
Net increase in cash and cash equivalents	—	66,301	59,766	—	126,067
Cash and cash equivalents at the beginning of the period	—	154,332	145,482	—	299,814
Cash and cash equivalents at the end of the period	$—	$220,633	$205,248	$—	$425,881

Qorvo, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

	Condensed Consolidating Statement of Cash Flows
	Fiscal Year Ended March 28, 2015
(in thousands)	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by operating activities	$25,059	$187,786	$92,779	$—	$305,624
Investing activities:
Purchase of available-for-sale securities	—	(370,734)	(17,000)	—	(387,734)
Proceeds from maturities of available-for-sale securities	—	234,185	27,000	—	261,185
Proceeds from the sale of investments	—	297	—	—	297
Purchase of business, net of cash acquired	—	165,665	58,659	—	224,324
Proceeds from the sale of business	—	1,500		—	1,500
Purchase of intangibles	—	(671)	(429)	—	(1,100)
Purchase of property and equipment	—	(116,868)	(52,994)	—	(169,862)
Proceeds from sale of property and equipment	—	7,363	85	—	7,448
Net cash (used in) provided by investing activities	—	(79,263)	15,321	—	(63,942)
Financing activities:
Payment of debt	—	(87,503)	—	—	(87,503)
Excess tax benefit from exercises of stock options	13,993	—	—	—	13,993
Debt issuance costs	—	(36)	—	—	(36)
Proceeds from the issuance of common stock	46,072	—	—	—	46,072
Repurchase of common stock, including transaction costs	(50,874)	—	—	—	(50,874)
Tax withholding paid on behalf of employees for restricted stock units	(34,250)	—	—	—	(34,250)
Other financing	—	(300)	—	—	(300)
Net transactions with related parties	—	1,376	(1,376)	—	—
Net cash used in financing activities	(25,059)	(86,463)	(1,376)	—	(112,898)
Effect of exchange rate changes on cash	—	—	(868)	—	(868)
Net increase in cash and cash equivalents	—	22,060	105,856	—	127,916
Cash and cash equivalents at the beginning of the period	—	132,272	39,626	—	171,898
Cash and cash equivalents at the end of the period	$—	$154,332	$145,482	$—	$299,814

Qorvo, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

	Condensed Consolidating Statement of Cash Flows
	Fiscal Year Ended March 29, 2014
(in thousands)	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by operating activities	$—	$100,954	$29,895	$—	$130,849
Investing activities:
Purchase of available-for-sale securities	—	(125,066)	29	—	(125,037)
Proceeds from maturities of available-for-sale securities	—	129,031	1,968	—	130,999
Proceeds from the sale of investments	—	2,586	—	—	2,586
Purchase of intangibles	—	(1,327)	—	—	(1,327)
Purchase of property and equipment	—	(45,439)	(21,314)	—	(66,753)
Proceeds from sale of property and equipment	—	2,383	116	—	2,499
Net cash used in investing activities	—	(37,832)	(19,201)	—	(57,033)
Financing activities:
Excess tax benefit from exercises of stock options	—	50	—	—	50
Debt issuance costs	—	(122)	—	—	(122)
Proceeds from the issuance of common stock	—	17,480	—	—	17,480
Repurchase of common stock, including transaction costs	—	(12,780)	—	—	(12,780)
Tax withholding paid on behalf of employees for restricted stock units	—	(9,113)	—	—	(9,113)
Other financing	—	240	—	—	240
Net transactions with related parties	—	35,106	(35,106)	—	—
Net cash (used in) provided by financing activities	—	30,861	(35,106)	—	(4,245)
Effect of exchange rate changes on cash	—	—	665	—	665
Net increase (decrease) in cash and cash equivalents	—	93,983	(23,747)	—	70,236
Cash and cash equivalents at the beginning of the period	—	38,289	63,373	—	101,662
Cash and cash equivalents at the end of the period	$—	$132,272	$39,626	$—	$171,898